DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of December 30, 2008

by and among

ETOYS DIRECT 1, LLC,
THE PARENT COMPANY,
BABYUNIVERSE, INC.,
ETOYS DIRECT, INC.,
POSHTOTS, INC.,
DREAMTIME BABY, INC.,
MYTWINN, INC.,
ETOYS DIRECT 2, LLC,
ETOYS DIRECT 3, LLC,
GIFT ACQUISITION, L.L.C.,
as Borrowers,

D. E. SHAW LAMINAR LENDING 3 (C), L.L.C.,
as Agent,

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.,
as a Lender,

and

THE OTHER LENDERS PARTY HERETO

$10,900,000 Senior Secured Revolving Credit Facility

i

6.18	Title; Real Property	39
6.19	Environment	39
6.20	Insurance	40
6.21	Deposit Accounts	40
6.22	[Reserved]	40
6.23	Processors	40
6.24	Patriot Act	40
6.25	Use of Proceeds	41
6.26	Nature of Business	41
6.27	Internal Accounting Controls.	41
6.28	[Reserved]	42
6.29	Agreed Budget	42
6.30	Financing Orders	42
ARTICLE VII. AFFIRMATIVE COVENANTS		42
7.01	Financial Statements and Other Information	42
7.02	Notices of Material Events	44
7.03	Existence; Conduct of Business	45
7.04	Payment of Obligations	45
7.05	Maintenance of Properties and Intellectual Property Rights	46
7.06	Books and Records; Inspection Rights	46
7.07	Compliance with Laws	46
7.08	Use of Proceeds	46
7.09	Insurance	47
7.10	Appraisals	47
7.11	Additional Collateral; Further Assurances	47
7.12	Cash Management; Deposit Accounts	48
7.13	Processors	49
7.14	Environmental Matters	49
7.15	Maintenance of Websites and Domain Names	50
7.16	Compliance with Interim Order and Final Order	50
7.17	Professional Advisors	51
7.18	Sale Milestones	51
7.19	Funding of Professional Expenses Reserve	51
ARTICLE VIII. NEGATIVE AND FINANCIAL COVENANTS		51
8.01	Indebtedness	51
8.02	Liens	51
8.03	Fundamental Changes; Asset Sales	51
8.04	Investments, Loans, Advances, Guarantees and Acquisitions	52
8.05	Swap Agreements	52
8.06	Restricted Payments	52
8.07	Transactions with Affiliates	53
8.08	Restrictive Agreements	53
8.09	Amendment of Material Documents	53
8.10	Prepayment of Indebtedness	53
8.11	Capital Expenditures	53
8.12	Sale Leasebacks	54
8.13	Change of Corporate Name or Location; Change of Fiscal Year	54
8.14	Billing, Credit and Collection Policies; Change in Nature of Business	54
8.15	Equity Issuances	54
8.16	Hazardous Materials	54
8.17	[Reserved]	54

8.18	Compliance with Agreed Budget; Variances; Receipts	55
8.19	Chapter 11 Claims	55
8.20	Revision of Orders; Applications to Bankruptcy Court	55
8.21	Use of Proceeds	55
8.22	Use of Cash Collateral	55
ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		56
9.01	Events of Default	56
9.02	Remedies	60
9.03	Rescission of Acceleration	61
ARTICLE X. MISCELLANEOUS		61
10.01	Entire Agreement	61
10.02	Reimbursement of Expenses	62
10.03	Survival of Agreements and Representations and Warranties	62
10.04	No Waiver	62
10.05	Binding Effect; Participations	63
10.06	[Reserved]	63
10.07	Cumulative Powers	63
10.08	[Reserved]	63
10.09	Communications	63
10.10	Notices, Etc	63
10.11	Transfer of Revolving Commitment and Loans	64
10.12	Confidentiality; Public Announcements	66
10.13	Governing Law	66
10.14	Headings	67
10.15	Multiple Originals	67
10.16	Amendment or Waiver	67
10.17	Waiver of Jury Trial	67
10.18	Consent to Jurisdiction	68
10.19	Indemnification; Damage Waiver	68
10.20	Regulatory Requirements	69
10.21	Patriot Act Notice	70
10.22	Intercompany Indebtedness	70
ARTICLE XI. AGENCY PROVISIONS		71
11.01	Appointment	71
11.02	Delegation of Duties	71
11.03	Exculpatory Provisions	71
11.04	Reliance by Agent	71
11.05	Notices of Default	72
11.06	Non-Reliance on the Agent and Other Lenders	72
11.07	Indemnification	72
11.08	The Agent in Its Individual Capacity	73
11.09	Resignation of the Agent; Successor Agent	73
11.10	Reimbursement by Lenders	73
11.11	Agent May File Proofs of Claim	74
11.12	Collateral and Guaranty Matters	74

EXHIBITS AND SCHEDULES

SCHEDULES
3.01	Revolving Commitments
5.01	Capital and Ownership Structure; Equity Holder Arrangements
6.05(a)	Intellectual Property
6.05(b)	Websites
6.09	Taxes
6.12	Material Agreements
6.16	Labor Matters
6.18	Real Property
6.19	Environmental
6.21	Deposit Accounts
6.23	Processors
8.01	Indebtedness
8.02	Liens
8.04	Investments
8.08	Restrictive Agreements

EXHIBITS

A	Form of Assignment and Acceptance
B	Form of Agreed Budget Compliance Certificate
C	Form of Loan Notice
D	Form of Secretary’s Certificate
E	Form of Officer’s Closing Certificate
F	Form of Agreed Budget
G	Form of Interim DIP Financing Order
H	Form of Final DIP Financing Order

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 30, 2008, among ETOYS DIRECT 1, LLC, a Delaware limited liability company (“eToys 1”), THE PARENT COMPANY, a Colorado corporation (“Parent”), ETOYS DIRECT, INC., a Colorado corporation (“eToys Direct”), BABYUNIVERSE, INC., a Colorado corporation (“BabyUniverse”), POSHTOTS, INC., a Colorado corporation (“PoshTots”), DREAMTIME BABY, INC., a Colorado corporation (“Dreamtime”), MY TWINN, INC., a Colorado corporation (“My Twinn”), ETOYS DIRECT 2, LLC, a Delaware limited liability company (“eToys 2”), ETOYS DIRECT 3, LLC, a Delaware limited liability company (“eToys 3”), GIFT ACQUISITION, L.L.C., a Delaware limited liability company (“Gift”, and collectively with Parent, eToys 1, eToys Direct, BabyUniverse, PoshTots, Dreamtime, My Twinn, eToys 2, and eToys 3, the “Borrowers”), D. E. SHAW LAMINAR LENDING 3 (C), L.L.C., a Delaware limited liability company (“D. E. Shaw”), in its capacity as administrative agent and as collateral agent in the manner and to the extent described in Article XI hereof (in such capacities, the “Agent”), D. E. SHAW LAMINAR PORTFOLIOS, L.L.C., a Delaware limited liability company, together with the financial institutions identified as Lenders on the signature pages hereto, and the other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”).

PRELIMINARY STATEMENTS

1.           Borrowers are parties to that certain Amended and Restated Credit Agreement dated as of October 12, 2007 (as modified by that certain letter agreement dated as of December 14, 2007, as amended by that certain First Amendment to Amended and Restated Credit Agreement and Waiver dated as of January 8, 2008, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of February 1, 2008, as amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of March 10, 2008, as amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of July 10, 2008, as amended by that certain Fifth Amendment to Credit Agreement dated as of October 31, 2008, as modified by that certain Assignment and Acceptance Agreement referenced below and as further amended and modified from time to time, the “Pre-Petition Senior Credit Agreement”) among the Borrowers, The CIT Group/Business Credit, Inc., as administrative agent and collateral agent (in such capacity, the “Pre-Petition Senior Agent”) and the lenders from time to time party thereto (collectively, the “Pre-Petition Senior Lenders”).  Pursuant to the Pre-Petition Senior Credit Agreement, the Pre-Petition Senior Lenders originally agreed, upon certain terms and conditions, to make revolving loans to Borrowers in a total amount, subject to a borrowing base, of up to $25,000,000.  The outstanding balance under the Pre-Petition Senior Credit Agreement plus all related indebtedness and obligations arising thereunder shall be referred to as the “Pre-Petition Senior Obligations.”  Pursuant to that certain Assignment and Acceptance Agreement dated as of December 12, 2008, D. E. Shaw assumed the roles of “Administrative Agent” and “Collateral Agent” under the Pre-Petition Senior Credit Agreement and D.E. Shaw Laminar Portfolios, L.L.C. purchased the outstanding Indebtedness owed to the Pre-Petition Senior Lenders under the Pre-Petition Senior Credit Agreement.

2.           The Borrowers are parties to that certain Investment Agreement dated as of July 10, 2008 (as amended or modified from time to time, the “Pre-Petition Investment Agreement”; together with the Pre-Petition Senior Credit Agreement, the “Pre-Petition Loan Agreements”) among the Borrowers, Laminar Direct Capital, L.L.C., a Delaware limited liability company, as lender and collateral agent (in such capacity, the “Pre-Petition Second Lien Agent”; together with the Pre-Petition Senior Agent, the “Pre-Petition Agents”) and the other lenders from time to time party thereto (collectively, the “Pre-Petition Second Lien Lenders”; together with the Pre-Petition Senior Lenders, the “Pre-Petition Lenders”).  Pursuant to the Pre-Petition Investment Agreement, the Pre-Petition Second Lien Lenders made term loans to the Borrowers in an initial principal amount of $10,000,000.  The outstanding balance under the Pre-Petition Investment Agreement plus all related indebtedness and obligations arising thereunder shall be referred to as the “Pre-Petition Second Lien Obligations.”

3.           Pursuant to the terms of the Pre-Petition Senior Credit Agreement, the Borrowers executed and delivered certain collateral documents, including without limitation a security agreement, control agreements, website consent agreements, processor control agreements and related instruments, granting to the Pre-Petition Senior Agent, for the ratable benefit of the Pre-Petition Senior Lenders, first priority liens on and security interests in certain of the Borrowers’ real and personal property as collateral security for the Pre-Petition Senior Obligations.

4.           Pursuant to the terms of the Pre-Petition Investment Agreement, the Borrowers executed and delivered certain collateral documents, including without limitation a pledge and security agreement, intellectual property security agreements, processor control agreements and related instruments, granting to the Pre-Petition Second Lien Agent, for the ratable benefit of the Pre-Petition Second Lien Lenders, second priority liens on and security interests in certain of the Borrowers’ real and personal property as collateral security for the Pre-Petition Second Lien Obligations.

5.           Pursuant to the terms of each Pre-Petition Loan Agreement, each Pre-Petition Agent, on behalf of their respective Pre-Petition Lenders, and the Borrowers entered into that certain Subordination and Intercreditor Agreement dated as of July 10, 2008 (the “Intercreditor Agreement”).

6.           On December 28, 2008 (the “Filing Date”), the Borrowers filed petitions under chapter 11 (the “Reorganization Cases”) of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

7.           The Borrowers continue to operate their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.  The Borrowers have an immediate need for funds to continue to operate their businesses.  The Borrowers have been unable to obtain sufficient unsecured credit or to incur sufficient unsecured debt from any other source sufficient to continue their business operations.

8.           The Borrowers have requested that the Lenders extend credit to the Borrowers through a post-petition revolving credit facility in an aggregate principal amount of up to $10,900,000 subject to the terms and conditions set forth herein for the purposes of (i) refinancing the Pre-Petition Senior Obligations in full, (ii) paying fees and expenses related to this transaction, and (iii) providing funds necessary for the Borrowers to continue to operate their businesses in accordance with the Agreed Budget.

9.           The Borrowers have agreed to secure their obligations hereunder with first priority liens on and security interests in all of their respective real, personal and intangible property as set forth in this Agreement, the Interim DIP Financing Order and the Final DIP Financing Order and in accordance with sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, subject, as to priority, only to the Carve-Out Expenses and the Agreed Senior Liens.  Pursuant to section 364(c)(1) of the Bankruptcy Code, the Borrowers agree and acknowledge that their joint and several obligations arising hereunder shall constitute allowed administrative expense claims in the Reorganization Cases, having priority over all expenses of the kind specified in sections 105, 326, 328, 330, 331, 364(c), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code, except the Carve-Out Expenses and the Super-Priority Claim of the Pre-Petition Senior Agent.

10.           The Lenders severally, and not jointly, have indicated their willingness to agree to lend such amounts pursuant to sections 364(c) and 364(d)(1) of the Bankruptcy Code on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Account Debtor” means any Person obligated on an Account.

“Administrative Borrower” means the Parent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.  Notwithstanding the foregoing, neither D. E. Shaw & Co. nor its Affiliates (other than the Borrowers themselves) shall be deemed to be an “Affiliate” of the Borrowers for purposes of this Agreement and the other Loan Documents.

“Agent” has the meaning set forth in the first paragraph of this Agreement.

“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders, pursuant to this Agreement, the Loan Documents, the Interim DIP Financing Order and the Final DIP Financing Order.

“Aggregate Revolving Commitments” means (a) during the Interim Period, Three Million Five Hundred Thousand Dollars ($3,500,000) and (b) after the Interim Period, Ten Million Nine Hundred Thousand Dollars ($10,900,000), in each case as such amount may be reduced from time to time pursuant to the terms hereof.

“Agreed Budget” means that certain 6-week budget delivered to the Lenders on or before the Closing Date showing detailed cash sources and uses of the Parent on a weekly basis for such 6-week period in form and substance satisfactory to the Lenders.

“Agreed Budget Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Agreed Senior Liens” means, collectively, (a) the First Lien Replacement Liens, (b) the Pre-Petition Senior Liens and (c) Permitted Senior Liens.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Partners” means Amazon.com, Buy.com, Sears.com, Federated Macy’s, QVC, HSN LP and any other recognized internet retailer approved by the Agent from time to time in its Permitted Discretion.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and a Transferee, and accepted by the Agent, substantially in the form of Exhibit A.

“Attorney Costs” means and includes all reasonable fees, out of pocket expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrowers and their Subsidiaries for the Fiscal Year ended February 2, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrowers and their Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitment of each Lender to make Loans pursuant to Section 4.11, and (c) the date of termination of the Revolving Commitment of each Lender to make Loans pursuant to Section 9.02.

“Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 447, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning set forth in the Preliminary Statements to this Agreement.

“Blocked Account Agreement” means an agreement among one or more of the Borrowers, the Agent, and a Clearing Bank, in form and substance satisfactory to the Agent, with respect to any Payment Account of any Borrower.

“Borrowers” has the meaning set forth in the first paragraph of this Agreement.

“Borrowers’ Sale” has the meaning set forth in Section 4.03.

“Borrowing” means any borrowing of Loans hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Denver, CO, Houston, TX or New York, NY.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carry-Forward Amounts” has the meaning set forth in Section 8.18(a).

“Carve-Out Expenses” means (a) amounts payable pursuant to 28 U.S.C. § 1930(a)(6); (b) Professional Expenses incurred after receipt of a Carve-Out Triggering Notice in an aggregate amount not to exceed $25,000, and (c) in the event of the conversion of any of the Reorganization Cases to a case under chapter 7, any amounts permitted to be paid by the Bankruptcy Court in respect of fees and expenses of the chapter 7 trustee and any attorneys, accountants and other professionals retained by the chapter 7 trustee pursuant to sections 327, 328, 330 and 331 of the Bankruptcy Code in an amount not to exceed, in the aggregate, $25,000.

“Carve-Out Triggering Notice” means a notice delivered to counsel for the Borrowers and counsel to any statutory committee of unsecured creditors indicating that an Event of Default has occurred and that the Lenders have ceased or will (and do immediately) cease making any Loans or other advances under this Agreement.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Chief Restructuring Officer” means a chief restructuring officer retained by the Borrowers who is reasonably satisfactory to the Agent and who will provide daily leadership to the Borrowers on operational, financial and restructuring related business matters during the pendency of the Reorganization Cases and will report directly to the boards of directors or similar governing bodies of the Borrowers.

“Clearing Bank” means any banking institution with whom a Payment Account has been established and which Payment Account is subject to a Blocked Account Agreement.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to Sections of the Code shall be construed to also refer to any successor sections.

“Collateral” has the meaning set forth in Section 5.01(a).

“Collateral Documents” means the collective reference to each Deposit Account Control Agreement, each Blocked Account Agreement, each Processor Control Agreement and each other document and/or agreement securing the repayment of all or any portion of the Obligations.

“Collection Account” has the meaning set forth in Section 7.12.

“Contractual Obligations” shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 4.04(c).

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Agent, among any Borrower, a banking institution holding such Borrower’s funds, and the Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Borrower with such banking institution.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Borrower, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domain Names” means all domain names owned by or assigned to the Borrowers and all exclusive and nonexclusive licenses to the Borrowers from third parties or rights to use domain names owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 6.05(b) hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning set forth in Section 10.10.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution or protection of the environment or the preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material, or to employee health and safety matters.

“Environmental Liabilities” means all liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Borrower as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release or resulting from the ownership, lease, sublease or other operation or occupation of property by any Borrower, whether on, prior to or after the date hereof.

“Equipment” has the meaning set forth in Article 9 of the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that is treated as a member of a “common control group” (as defined in Section 412 of the Code or Section 302 of ERISA) with a Borrower.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Borrower not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Filing Date” has the meaning set forth in the Preliminary Statements to this Agreement.

“Final DIP Financing Order” means the final order entered by the Bankruptcy Court authorizing and approving the Loan Documents and the transactions contemplated thereby, substantially in the form attached hereto as Exhibit G, which shall include, without limitation, the provisions required to be included in the Final DIP Financing Order pursuant to Section 5.02(g) hereof and otherwise be in form and substance reasonably satisfactory to the Lenders.

“Final Sale Order” has the meaning ascribed thereto in the definition of “Sale Milestones.”

“Financial Advisor” has the meaning set forth in Section 5.01(j).

“Financing Orders” means, collectively, the Interim DIP Financing Order and the Final DIP Financing Order.

“First Lien Replacement Liens” means those certain Liens granted pursuant to the Interim DIP Financing Order and the Final DIP Financing Order as adequate protection to the Pre-Petition Senior Agent for the benefit of the Pre-Petition Senior Lenders.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries ending on the first Saturday on or after January 31st of each year.

“Forbearance Period” means the term of that certain Forbearance Agreement, dated as of December 16, 2008, by and among the Borrowers and the Pre-Petition Senior Agent.

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is not organized under the laws of any political subdivision of the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, and (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in full in cash.

“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that with respect to any Guarantee under clause (b) above where the Indebtedness is not assumed the amount of such Guarantee shall be deemed to be the lesser of the amount of the Indebtedness secured by such Lien and the fair market value of the assets securing such Indebtedness.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“ICANN” means Internet Corporation for Assigned Names and Numbers.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not overdue by more than 60 days), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) all Swap Obligations (and the amount of Indebtedness under any Swap Obligation shall be deemed the Net Mark-to-Market Exposure thereunder) and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 10.18.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any Debtor Relief Law.

“Interest Payment Date” has the meaning set forth in Section 4.04(b).

“Interest Period” means each period commencing on the first day of a calendar month (or in the case of the first Interest Period, the date hereof) and ending on the first day of the next such month.

“Interim DIP Financing Order” means the interim order entered by the Bankruptcy Court authorizing and approving, subject to the approval of the Final DIP Financing Order, the Loan Documents and the transactions contemplated hereby, substantially in the form attached hereto as Exhibit F, which order shall include, without limitation, the provisions required to be included therein pursuant to Section 5.01(g) hereof and otherwise be in form and substance satisfactory to the Lenders.

“Interim Facility Maturity Date” means the date that is the earlier of (a) 30 days following the date of entry of the Interim DIP Financing Order and (b) the date the Final DIP Financing Order is entered, or such later date as may be agreed to by the Agent and the Lenders in their sole and absolute discretion.

“Interim Period” means the period commencing on the date of entry of the Interim DIP Financing Order and ending on the earlier of (a) the Interim Facility Maturity Date and (b) the date of entry of the Final DIP Financing Order by the Bankruptcy Court.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment Banker” means any investment banking firm acceptable to the Agent that may be engaged or employed by the Borrowers with respect to the Borrowers’ Sale.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Borrower or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Landlord Consent and Waiver” means, collectively, the landlord consents and waivers (as amended, restated or otherwise modified from time to time) entered into from time to time by the Agent, the applicable Borrowers and the owners of the leased properties of the Borrowers.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lender” or “Lenders” has the meaning set forth in the introductory paragraph hereto and their respective successors and assigns.

“LIBOR” shall mean, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (a) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period; divided by (b) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).  If (i) Bloomberg Professional Service no longer reports the LIBOR, (ii) such index no longer exists, (iii) Page BBAM 1 no longer exists or (iv) it shall become illegal for Lenders to provide loans with an interest rate based upon “LIBOR”, the Required Lenders may select a replacement index or replacement page, as the case may be, satisfactory to the Required Lenders.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any revolving Loan or any portion thereof made pursuant to the terms hereof.

“Loan Documents” means this Agreement, the Collateral Documents, any guaranty or similar document executed by any Person or Persons and the Agent in connection with this Agreement, the exhibits and schedules attached to any of the aforementioned documents and any other documents entered into in connection therewith, as each may be amended, modified or supplemented from time to time.

“Loan Notice” means a notice of Borrowing of Loans pursuant to Section 4.02(a), which, shall be substantially in the form of Exhibit C.

“Losses” has the meaning set forth in Section 10.18.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of any Borrower to fully and timely perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Agent or the Lenders under any Loan Document.

“Material Agreement” has the meaning set forth in Section 6.12.

“Material Indebtedness” means Indebtedness (other than (a) the Pre-Petition Senior Obligations and the Pre-Petition Second Lien Obligations under the Pre-Petition Senior Credit Agreement and the Pre-Petition Investment Agreement, respectively, and (b) the Loans hereunder) of any one or more of the Borrowers and their Subsidiaries in an aggregate principal amount exceeding $100,000.  For purposes of determining Material Indebtedness, the “obligations” of Parent or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” has the meaning set forth in Section 4.03.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (a) which is, or within the immediately preceding six (6) years was, contributed to by any Borrowers or any of their Subsidiaries or ERISA Affiliates or (b) with respect to which any Borrowers or any of their Subsidiaries may incur any liability.

“Net Cash Proceeds” means the aggregate cash proceeds received by any Borrower or any Subsidiary thereof in respect of any mandatory prepayment event set forth in Section 4.05(a) or (b), net of (a) reasonable and customary direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith and paid to Persons who are not Borrowers or their Affiliates, (b) amounts held in escrow to be applied as part of the purchase price in connection with any such event and (c) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Borrower or any Subsidiary from such event and any cash released from escrow as part of the purchase price in connection with such event.

“Net Mark-to-Market Exposure” shall mean, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).

“Non-U.S. Plan” means any pension, retirement, superannuation or similar policy or arrangement sponsored, maintained or contributed to by any Borrower in a jurisdiction other than the United States of America.

“Obligations” means all advances to, and debts, liabilities, fees, commissions, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and whether arising before or after the Filing Date (including interest and fees that accrue after the commencement of the Reorganization Cases or any other proceeding under any Debtor Relief Laws, regardless of whether such interest and fees are allowed claims in such Reorganization Cases or other proceeding).

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.

“Organizational Documents” means:  (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 4.07(b).

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Participant” has the meaning set forth in Section 10.10.

“Patriot Act” has the meaning set forth in Section 6.27.

“Payment Account” means the Borrowers’ bank account # 6971475767 maintained at UMB Bank, N.A., or any other account of the Borrowers acceptable to the Agent, into which funds of the Borrowers (including proceeds of Accounts and other Collateral) are deposited or credited, and which is or will become subject to a Blocked Account Agreement in favor of the Agent, on terms acceptable to the Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Discretion” means a determination made by the Agent (from the perspective of a secured lender), exercised in good faith.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 7.04 other than those arising pursuant to ERISA;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 7.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           [reserved]

(f)           easements, zoning restrictions, rights-of-way and encumbrances on real or immovable property that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Borrower or any Subsidiary;

(g)           Liens in favor of the Agent granted pursuant to this Agreement, any Loan Document or the Financing Order;

(h)           the filing of financing statements or the equivalent thereof in any applicable jurisdiction solely as a precautionary measure in connection with operating leases or consignment of goods;

(i)           leases or subleases of assets or properties of a Borrower, in each case entered into in the ordinary course of such Borrower’s business and not prohibited by this Agreement or any other Loan Document so long as such leases do not, individually or in the aggregate (i) interfere in any material respect with the ordinary conduct or business of such Borrower and (ii) materially impair the use or the value of the property or assets subject thereto;

(j)           any Lien on any property or asset of any Borrower or its Subsidiaries existing on the Filing Date and set forth in Schedule 8.02;

provided that, notwithstanding the foregoing, if any such Lien is created, incurred, assumed or suffered to exist by a Borrower (i) on or after the Filing Date, such Lien must have been approved by the Bankruptcy Court with the prior written consent of the Agent and (ii) before the Filing Date, such Lien must have been valid, perfected and non-avoidable in accordance with applicable law.

“Permitted Indebtedness” means:

(a)           the Obligations;

(b)           Indebtedness existing on the Filing Date and set forth on Schedule 8.01; and

(c)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business; provided, that such Indebtedness is extinguished within five (5) Business Days of its incurrence.

“Permitted Senior Liens” means (a) valid, perfected, enforceable and non-avoidable Liens securing purchase money financing and any other valid, perfected, enforceable and non-avoidable Liens existing on the Filing Date that are senior to the Liens securing the Pre-Petition Senior Obligations and the Pre-Petition Second Lien Obligations, and (b) valid, enforceable and non-avoidable Liens existing on the Filing Date that are perfected (but not granted) after the Filing Date, to the extent such post-petition perfection is permitted under the Bankruptcy Code, and that are senior under applicable law to the Liens securing the Pre-Petition Senior Obligations and the Pre-Petition Second Lien Obligations.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning set forth in Section 4.03.

“Pre-Petition Agents” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Investment Agreement” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Lenders” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Loan Agreements” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Second Lien Agent” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Second Lien Lenders” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Second Lien Obligations” has the meaning set forth in the Preliminary Statements hereto.
“Pre-Petition Senior Agent” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Senior Credit Agreement” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Senior Lenders” has the meaning set forth in the Preliminary Statements hereto.

“Pre-Petition Senior Liens” means those certain Liens securing the Pre-Petition Senior Obligations.

“Pre-Petition Senior Obligations” has the meaning set forth in the Preliminary Statements hereto.

“Principal” has the meaning set forth in Section 4.03.

“Principal Market” initially means the NASDAQ Global Market and shall also include the American Stock Exchange, NASDAQ Small-Cap Market, the New York Stock Exchange or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Processor” means a Person that provides credit card or debit card processing services for any merchant, including without limitation, the establishment of one or more credit card or debit card merchant accounts on behalf of such merchant to accept payments for retail transactions.

“Processor Control Agreement” means, with respect to any Processor providing credit or debit card processing services for or on behalf of any Borrower, an agreement in form and substance satisfactory to the Agent, executed and delivered by the applicable Borrower, such Processor and the Agent, pursuant to which such Processor shall agree, among other things, to follow instructions originated by the Agent, as applicable, regarding amounts payable by such Processor to such Borrower pursuant to the applicable credit card processing agreement without the further consent of such Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Professional Expenses” means any amounts permitted to be paid by the Bankruptcy Court in respect of fees and expenses of attorneys, accountants and other professionals retained in the Reorganization Cases pursuant to Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.  Properties shall mean the plural of Property.  For purposes of this Agreement, any Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Qualified Equity Interests” means any Capital Stock of an issuer other than Capital Stock that (a) is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or (b) is exchangeable or convertible into debt securities of the issuer thereof or (c) which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the payment in full of all Obligations of the Borrowers under the Loan Documents.

“Register” has the meaning set forth in Section 10.11.

“Regulatory Requirement” has the meaning set forth in Section 10.19.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Reorganization Cases” has the meaning specified in the Preliminary Statements to this Agreement.

“Report” means reports prepared in good faith by an Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the a Agent.

“Required Lenders” means, as of the date of any determination, Lenders holding more than 50.0% of the outstanding Principal of the Loans.

“Resale Materials” has the meaning set forth in Section 7.03

“Response Action” means any required or voluntary actions taken to (a) clean up, remove, remediate, correct, contain, manage, treat or otherwise address Hazardous Materials in the environment or (b) investigate, assess, evaluate, or monitor Hazardous Materials in the environment (including without limitation pre-remedial studies and investigations).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, corporate controller or Chief Restructuring Officer of a Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of any Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock in any Borrower or any Subsidiary.

“Revolving Commitment” means, as to each Lender, its obligation to make Loans to the Borrowers pursuant to Section 4.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 3.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Sale Milestones” means those certain milestones with respect to the Borrowers’ Sale including, but not limited to, the following:

(a)           on or before January 9, 2009, the Borrowers shall distribute a confidential information memorandum acceptable to the Agent and the Lenders;

(b)           on or before January 15, 2009, the Borrowers shall have received a bona fide bid or bids for all or substantially all of the capital stock and/or assets of the Borrowers, such bid or bids to be on terms acceptable to the Agent and the Lenders;

(c)           on or before January 16, 2009, the Bankruptcy Court shall approve a bid/sale procedure order with respect to the Borrowers’ Sale in form and substance satisfactory to the Agent and the Lenders;

(d)           on or before January 30, 2009, the Bankruptcy Court shall conduct a final sale hearing and an order in form and substance acceptable to the Agent and the Lenders shall have been entered by the Bankruptcy Court approving the Borrowers’ Sale (the “Final Sale Order”); and

(e)           on or before February 6, 2009, the Borrowers’ Sale shall be consummated in accordance with the terms of the Final Sale Order.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” means all reports required to be filed by the Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not, at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Super-Priority Claim” shall mean, in relation to any Borrower, a claim against such Borrower in the Reorganization Case which is an administrative expense claim authorized and established by the Bankruptcy Court pursuant to Sections 364(c)(1), 364(d)(1) and 507(b) of the Bankruptcy Code and having priority over any or all administrative expenses in the Reorganization Cases of the kind specified in Sections 105, 326, 328, 330, 331, 364(c), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” has the meaning set forth in Section 4.09(a).

“Testing Period” has the meaning set forth in Section 8.18(b).

“Transfer” means the sale, pledge, assignment, or other transfer of the Loans, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.

“Transferee” means any direct or indirect transferee of all or any part of any Revolving Commitment and/or Loans permitted under Section 10.10.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral.

“United States” and “U.S.” mean the United States of America.

“Variance” has the meaning set forth in Section 8.18(a).

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Website Agreements” means all agreements between any Borrower and any other Person pursuant to which such Person provides any services relating to the operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing web hosting, database management or maintenance or disaster recovery services to any Borrower and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Website Consent Agreement” means, with respect to each entity providing web hosting, database management, disaster recovery or related services to any Borrower, an agreement in form and substance satisfactory to the Agent, executed and delivered by the applicable Borrower, such entity providing such services and the Agent pursuant to which such entity shall, among other things, consent to the grant by such Borrower to the Agent of a Lien in such Borrower’s rights under the related Website Agreements and agree that the Agent may transfer such rights to itself or any third party in the exercise of its remedies under the Loan Documents following the occurrence of any Event of Default, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites (including without limitation, all content (including without limitation, all elements of each website and all materials published on each website), HTML documents, audiovisual material, software, data, copyrights, trademarks, patents and trade secrets relating to such websites) owned by or assigned to the Borrowers and all exclusive and nonexclusive licenses to the Borrowers from third parties or rights to use websites owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 6.05(b) hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02       Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)           The term “including” is by way of example and not limitation.

(iv)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)           The terms “knowledge” or “known” when used with respect to any Borrower shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03       Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis with the Borrowers’ past practices, as in effect from time to time, other than the revenue recognition convention used in the development of interim financial statements.

(b)           Projections and forecasts as to future events are not to be viewed as facts and the actual results during the period or periods covered by the financial projections or forecasts referred to herein may differ from the projected results and the differences may be material.

1.04       References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05       Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
SECURITY AND ADMINISTRATIVE PRIORITY

2.01       Collateral; Grant of Lien and Security Interest.

(a)           As security for the full and timely payment and performance of all of the Obligations, each of the Borrowers hereby, as of the date of entry of the Interim DIP Financing Order, assigns, pledges and grants to the Agent, for the benefit of the Agent and the Lenders, a perfected security interest in and to, and a Lien on, all of the property, assets or interests in property or assets of each Borrower of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of each Borrower’s “estate” (within the meaning of the Bankruptcy Code), and all Accounts, Inventory, goods, contract rights, instruments, documents, chattel paper, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and Equipment, real property, fixtures, leases, all of the Capital Stock (whether such stock is voting or non-voting stock) in any of its Subsidiaries, money, investment property, deposit accounts, all commercial tort claims, and all cash collateral and all cash and non-cash proceeds, rents, products and profits of any of the foregoing but excluding (i) Avoidance Actions and (ii) any agreements, permits, licenses, or the like solely in the event and to the extent that a grant of a lien on such license, contract, or agreement results in a termination of any such license, contract, or agreement or would render such license, contract or agreement non-assumable or non-assignable under the Bankruptcy Code (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, or 9-408 of the UCC (or any successor provision or provisions)) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms or default under such license, contract or agreement, the Collateral shall include, and the applicable Borrower shall be deemed to have granted a security interest in, all such licenses, contracts, or agreements as if such terms had never been in effect; provided, however, that Collateral shall include any and all proceeds of any of such assets described in this clause (ii); provided, further, that, any agreement, permit, license, or the like not constituting Collateral under this clause (ii) shall constitute Collateral from and after such time as the lessor, licensor, or other party to such agreement, permit, license, or the like consents to the grant of a lien in favor of the Agent in such agreement, permit, license, or the like or the prohibition against granting a lien therein in favor of the Agent shall cease to be effective (all property of the Borrowers subject to the security interest referred to in this Section 2.01(a) being hereafter collectively referred to as the “Collateral”).

(b)           Upon entry of the Interim DIP Financing Order or Final DIP Financing Order, as the case may be, the Liens and security interests in favor of the Agent referred to in Section 2.01(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, other than and subject to the Agreed Senior Liens.  Such Liens and security interests and their priority shall remain in effect until the Aggregate Revolving Commitments shall have been terminated and all Obligations shall have been Fully Satisfied.

(c)           Notwithstanding anything herein to the contrary (i) all proceeds received by the Agent and the Lenders from the Collateral subject to the Liens granted in this Section 2.01 and in each other Loan Document and by the Financing Orders shall be subject to the prior payment of the Carve-Out Expenses and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.

2.02       Administrative Priority.

Each of the Borrowers agrees for itself that the Obligations of such Borrower shall constitute allowed administrative expenses in the Reorganization Cases pursuant to Section 364(c)(1) of the Bankruptcy Code, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 364(c), 503(b), 506(c), 507, 546(c), 726, 1113 and 1114 of the Bankruptcy Code, whether arising in the Reorganization Cases or any subsequent case under chapter 7 of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses and the Super-Priority Claim of the Pre-Petition Senior Agent.

2.03       Grants, Rights and Remedies.

The Liens and security interests granted pursuant to Section 2.01(a) hereof and the administrative priority granted pursuant to Section 2.02 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into.  This Agreement, the Financing Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agent and the Lenders hereunder and thereunder are cumulative.  Upon the disposition of any Collateral permitted pursuant to this Agreement, the Liens and security interests on such Collateral granted to the Agent and the Lenders hereunder shall automatically be released.

2.04       No Filings Required.

The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim DIP Financing Order and the Final DIP Financing Order, and entry of the Interim DIP Financing Order shall have occurred on or before the date of any Loan.  The Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interest granted by or pursuant to this Agreement, the Interim DIP Financing Order and the Final DIP Financing Order, as the case may be, or any other Loan Document.

2.05       Survival.

The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agent and the Lenders pursuant to this Agreement, the Financing Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Reorganization Cases, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)           except for the Carve-Out Expenses and the Super-Priority Claim of the Pre-Petition Senior Agent, no costs or expenses of administration which have been or may be incurred in the Reorganization Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Agent and the Lenders against any Borrower in respect of any Obligation;

(b)           the Liens in favor of the Agent and the Lenders set forth in Section 2.01(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Agreed Senior Liens, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(c)           the Liens in favor of the Agent and the Lenders set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Agent file financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

2.06       Further Assurances.

The Borrowers shall take any other actions requested by the Agent and the Lenders in their sole and absolute discretion from time to time to cause the attachment, perfection and priority of, and the ability of the Agent and the Lenders to enforce, the security interest of the Agent and the Lenders in any and all of the Collateral, including, without limitation, (a) executing and delivering any requested security agreement, pledge agreement or mortgage, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s signature thereon is required therefor, (c) causing the Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such Collateral, and (e) using commercially reasonably efforts to obtain the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

ARTICLE III.
CLOSING

3.01       Closing.

Subject to the satisfaction of the conditions set forth in Section 5.01 and to entry of the Interim DIP Financing Order, the effectiveness of this Agreement and the closing of the transactions set forth herein shall take place on December 30, 2008, unless another time is mutually agreed to in writing by the Borrowers and the Agent (the “Closing Date”).

ARTICLE IV.
TERMS OF LOANS

4.01       Loans.

Subject to the terms and conditions set forth herein, each Lender severally, and not jointly, agrees to make revolving loans (each such loan, a “Loan”) to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that no Loans shall be made except to (a) following the entry of the Final DIP Financing Order, repay in full the Pre-Petition Senior Obligations, (b) provide for working capital uses in accordance with the Agreed Budget and (c) pay fees and expenses related to this transaction; provided, further, however, that after giving effect to any Borrowing of Loans, (i) the total aggregate outstanding amount of Loans shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate outstanding amount of the Loans of any Lender shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 4.01, prepay at any time without premium or penalty, and reborrow under this Section 4.01.

4.02       Borrowings.

(a)           Each Borrowing shall be made upon the Administrative Borrower’s irrevocable notice to the Agent, which must be given in writing.  Each such notice must be received by the Agent not later than 1:00 p.m. on the requested date of any Borrowing.  Each notice by the Administrative Borrower pursuant to this Section 4.02(a) must be by delivery to the Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Administrative Borrower.  Each Borrowing shall be in a principal amount of $100,000 or whole multiples of $50,000 in excess thereof.  Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed and (iii) the item(s) in the Agreed Budget then due and payable to be funded by such Loan.

(b)           Following receipt of a Loan Notice, the Agent shall promptly notify each Lender of the amount of its percentage of the applicable Loans.  Each Lender shall make the amount of its Loan available to the Agent in immediately available funds at the Agent’s office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02, the Agent shall make all funds so received available to the Borrowers in like funds as received by the Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Administrative Borrower.

4.03       Repayment of Principal.

(a)           Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof, the Borrowers shall repay the unpaid outstanding principal amount of Loans (including capitalized and accrued interest to the extent such interest is not paid in cash and is added to the principal balance thereon) (the “Principal”) in full at the earliest of (i) the Interim Facility Maturity Date, if the Final DIP Financing Order has not been entered by the Bankruptcy Court on or prior to such date, (ii) the date a sale is consummated of all or substantially all of the capital stock and/or assets and business of the Borrowers (the “Borrowers’ Sale”), (iii) February 6, 2009, (iv) the earlier of the effective date and the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code), in each case, of a plan of reorganization satisfactory to the Agent and the Lenders (a “Plan of Reorganization”) in the Reorganization Cases that has been confirmed by an order of the Bankruptcy Court and (v) the date on which all of the Loans shall become due and payable in accordance with the terms of the Loan Documents, including upon acceleration under Section 9.02(a) (such earliest date, the “Maturity Date”); provided, that the Maturity Date may be extended by the Agent and the Lenders in their sole and absolute discretion.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

(b)           It is understood and agreed that any confirmation order entered in the Reorganization Cases shall not discharge or otherwise affect in any way any of the Obligations of the Borrowers to the Lenders and the Agent under this Agreement, other than after the payment-in-full in cash to the Lenders and the Agent of all Obligations on or before the effective date of the Plan of Reorganization.

(c)           Each Business Day, at or before 12:00 noon, the Agent shall apply all immediately available funds received from the Collection Account in accordance with the provisions of Section 4.07.

(d)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)           The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)           The entries made in the accounts maintained pursuant to Section 4.03(e)) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

4.04       Payments of Interest.

(a)           Interest. So long as no Event of Default has occurred and is continuing, the Principal shall bear interest from the date hereof until paid, computed on the basis of actual days elapsed over a 360-day year, at a rate of one-month LIBOR plus 14.00%; provided, however, that in no event shall LIBOR be less than 4.00% for purposes of these interest calculations.

(b)           Periodic Interest Payments.  Accrued interest shall be due and payable in cash monthly in arrears on the first day of each month, commencing on January 1, 2009, and on the Maturity Date (each an “Interest Payment Date”).  The Borrowers shall make the interest payments on each such Interest Payment Date for the period from the previous Interest Payment Date (or, with respect to the first Interest Payment Date, from the Closing Date) to such Interest Payment Date by making a cash payment to the Lenders in an amount as set forth in Section 4.04(a).  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.  In addition, (A) all accrued and unpaid interest on the Loans shall be paid upon the payment in full of the Principal and, if payment of Principal in full is not paid when due, thereafter on demand and (B) accrued and unpaid interest shall be paid in connection with a prepayment of the Principal as specified in Section 4.05 or Section 4.06, as applicable.

(c)           Default Interest Rate.  After the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest from the date of the occurrence of such Event of Default (it being understood that with respect to an Event of Default related to non-compliance with any financial covenant or other financial measurement, the date of occurrence shall be the applicable test date), payable monthly as stated in Section 4.02(b), at the rate of 2.00% per annum in excess of the otherwise applicable interest rate (the “Default Rate”).

(d)           Savings Clause.  In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding, and any excess interest remaining after such application shall be refunded to the Borrowers.

4.05       Mandatory Prepayments.

(a)           Extraordinary Receipts/Dispositions/Involuntary Dispositions.  The Borrowers shall make mandatory prepayments first, to the Pre-Petition Senior Obligations until paid in full, and thereafter to the Obligations in the manner set forth in Section 4.05(c) below in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of Extraordinary Receipts, Dispositions or Involuntary Dispositions, each mandatory prepayment required hereunder to be made within two (2) Business Days after the date of receipt of such Net Cash Proceeds by a Borrower or a Subsidiary thereof.

(b)           Debt and Equity Proceeds.  The Borrowers shall make mandatory prepayments first, to the Pre-Petition Senior Obligations until paid in full, and thereafter to the Obligations in the manner set forth in Section 4.05(c) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (i) any incurrence of Indebtedness (other than Permitted Indebtedness) by any Borrower or a Subsidiary thereof and (ii) any issuance of Equity Interests by any Borrower or a Subsidiary thereof (other than from any issuance to another Borrower, D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates or members of management, key employees or directors pursuant to stock option, stock grant or similar plans for the benefit of management, key employees or directors generally).  Such prepayments are to be made within two (2) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(c)           Prepayment.  Upon the occurrence of any event triggering the prepayment requirement under Section 4.05(a) or (b), the Administrative Borrower shall promptly give written notice to the Lenders.  All prepayments hereunder shall be applied in accordance with the provisions of Section 4.07.

4.06       [Reserved].

4.07       Application of Payments.

All payments be made hereunder shall be applied as follows:

(a)           first, to costs, expenses, indemnities and other amounts (other than principal and interest) due and payable with respect to the Pre-Petition Senior Obligations;

(b)           second, to default interest, if any, due and payable with respect to the Pre-Petition Senior Obligations;

(c)           third, to accrued and unpaid interest due and payable with respect to the Pre-Petition Senior Obligations;

(d)           fourth, to principal due and payable with respect to the Pre-Petition Senior Obligations;

(e)           fifth, to costs, expenses, indemnities and other amounts (other than principal and interest) due and payable with respect to the Obligations;

(f)           sixth, to default interest, if any, due and payable with respect to the Obligations;

(g)           seventh, to accrued and unpaid interest due and payable with respect to the Obligations; and

(h)           eighth, to principal due and payable with respect to the Obligations.

4.08       Direct Payment.

All payments made with respect to the Pre-Petition Senior Obligations shall be made to the Agent for the benefit of the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and, in each case, all payments made with respect to the Obligations shall be made to the Agent for the benefit of the Lenders at such address as the Agent may from time to time designate in writing to the Borrowers or, if a bank account(s) with a United States bank is designated for the Agent  on Schedule 3.01 or in any written notice to the Borrowers from the Agent, the Borrowers will make such payments in immediately available funds to such bank account, no later than 12:00 p.m. (noon) Eastern time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Agent may from time to time direct in writing.

4.09       Taxes.

(a)           Any and all payments by or on behalf of the Borrowers hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Lender and (y) franchise taxes imposed on the net income of a Lender, in each case by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”).  If a Borrower must deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to a Lender, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.09) such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           The Borrowers will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders (“Other Taxes”).

(c)           The Borrowers jointly and severally agree to indemnify each Lender for the full amount of Taxes and Other Taxes paid by such Lender and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by such Lender absent manifest error, shall be final conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor.  The Borrowers shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender for which any Borrower has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after such Borrower’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender.  The Lender shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.

4.10       Fees.

(a)           Unused Line Fee.  The Borrowers shall pay to the Agent, for the account of each Lender in accordance with its Revolving Commitment, an unused line fee equal to 0.375% per annum times the actual daily amount by which the Aggregate Revolving Commitment exceeds the sum of the total aggregate outstanding amount of Loans. The unused line fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable monthly in arrears on the first Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The unused line fee shall be calculated monthly in arrears.

(b)           Commitment Fee.  The Borrowers shall pay to the Agent on the Closing Date, for the account of each Lender on a pro rata basis, a commitment fee equal to $100,000.

(c)           Administration Fee. With respect to the administration of the Loans, the Borrowers shall pay to the Agent, for its own account, a monthly administration fee of $10,000 on the Closing Date and in arrears with every interest payment thereafter.

4.11       Termination or Reduction of Aggregate Revolving Commitments.

(a)           Optional.  The Borrowers may, upon notice to the Agent, from time to time permanently terminate or reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Agent not later than 1:00 p.m. one (1) Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $50,000 or any whole multiple of $10,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total outstanding amount of Loans would exceed the Aggregate Revolving Commitments.

(b)           Application of Aggregate Revolving Commitment Reductions; Payment of Fees.  The Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Revolving Commitments under this Section 4.11.  Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s applicable percentage of such reduction amount.  All fees in respect of the Loans accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

ARTICLE V.
CONDITIONS PRECEDENT TO CLOSING

5.01       Conditions To Closing.

The Lenders’ obligations to enter into this Agreement and to make the initial Loans at Closing are subject to each Lender determining, in its sole discretion, that the following conditions precedent have been satisfied (or each Lender waiving in writing (or through funding) the conditions that it has determined have not been satisfied), on or before the Closing Date:

(a)           Loan Documents and Certificates.  The Agent’s receipt of the following, each of which shall be originals, facsimiles or in .PDF format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and its legal counsel:

(i)           Loan Documents.  Executed counterparts of this Agreement, each of the Collateral Documents and any other applicable Loan Documents.

(ii)           [Reserved].

(iii)           Secretary’s Certificates.  A certificate of a Responsible Officer of each Borrower, in substantially the form of Exhibit D attached hereto, certifying that attached thereto is a true, correct and complete copy of (A) the resolutions duly adopted by the board of directors or other governing body of each Borrower, as applicable, authorizing the borrowings contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party, (B) the articles or certificate of incorporation or formation or other charter documents of each Borrower, as applicable, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (C) the bylaws, operating agreement or other governing document of each Borrower, as applicable, as in effect on the date of such certifications, (D) the names of each person of each Borrower, as applicable, executing any Loan Document to which such Borrower is a party, together with the attestation that such person has been duly elected or appointed and is qualified as a Responsible Officer of the applicable Borrower on the date hereof, holding the office or offices set forth opposite his or her name, and the signature set forth opposite his or her name is a specimen of his or her signature, (E) certificates as of a recent date of the good standing of each Borrower under the laws of its jurisdiction of organization and, to the extent requested by the Lenders, each other jurisdiction where each Borrower is qualified to do business, and (F) all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required.

(iv)           Officer’s Closing Certificate.  A certificate of a Responsible Officer of the Administrative Borrower, on behalf of the Borrowers, in substantially the form of Exhibit E attached hereto, certifying (A) that all of the conditions specified in this Section 5.01 have been satisfied, (B) that, other than with respect to the Reorganization Cases and as disclosed in the Parent’s filings with the SEC, since November 29, 2008 there has been no change, occurrence or development  that has had or could be reasonably expected to have a Material Adverse Effect, and (C) that, other than with respect to the Reorganization Cases, no actions, suits, investigations or proceedings are pending or threatened in any court or before any arbitrator or Governmental Authority that purport (1) to materially and adversely affect the Borrowers or (2) to affect any transaction contemplated by this Agreement or the ability of the Borrowers or any other obligor under the Loan Documents to perform their respective obligations under the Loan Documents.

(v)           Other Documentation.  Such other assurances, certificates, documents, consents or opinions as the Lenders reasonably may require.

(b)          Financial Matters.

(i)           Financial Statements.  The Lenders shall have received (A) the unaudited combined balance sheets and statements of income for the ten months ended November 29, 2008 for the Parent and its Subsidiaries prepared by the chief financial officer (or other Responsible Officer agreed to by the Lenders) of the Parent; and (B) a balance sheet of the Parent as of November 29, 2008 and on a pro forma basis, all in form and substance reasonably satisfactory to the Lenders and prepared in accordance with GAAP, subject, in the case of clause (A), to the absence of footnotes and to normal year-end audit adjustments.

(ii)           [Reserved].

(iii)           Agreed Budget.  The Lenders shall have received the Agreed Budget, together with an Agreed Budget Compliance Certificate, in each case in form and substance satisfactory to the Lender.

(iv)           [Reserved].

(v)           Fees and Expenses.  Borrowers shall have paid (i) the fees in accordance with the terms of Section 4.10, and (ii) all other fees and expenses required to be paid on or before the Closing Date.

(vi)           Indebtedness.  The Lenders shall be satisfied with the amount and terms of any inter-company Indebtedness and all Indebtedness and material liabilities of the Borrowers to any third parties existing on the Closing Date.

(vii)           Other Financial Information and Other Documents.  The Lenders shall have received any updates or modifications to the financial information previously provided thereto by the Borrowers, as reasonably requested by the Lenders. The Lenders shall have received any other documents reasonably requested thereby in connection with this Agreement, and each such document shall be in form and substance reasonably satisfactory to the Lenders.

(c)           Collateral Matters.

(i)           The Agent shall have received:

(A)           searches of relevant real property records and of UCC filings in the jurisdiction of the chief executive office of each Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s security interest in the Collateral, copies of the financing statements or security agreements on file in such jurisdictions and payoff letters in connection with existing Indebtedness, all of which shall evidence that no Liens exist other than Permitted Liens;

(B)           UCC financing statements for each appropriate jurisdiction as are necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral;

(C)           searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Agent in order to perfect the Agent’s security interest in the Collateral;

(D)           all instruments and chattel paper in the possession of any of the Borrowers, together with allonges or assignments as may be necessary or appropriate to perfect the Agent’s security interest in the Collateral;

(E)           duly executed consents as are necessary, in the Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral, including, without limitation, such agreements from lessors of real property as the Agent may require; and

(F)           a copy of insurance certificates evidencing the policies required pursuant to Section 7.09, naming the Agent as additional insured and loss payee.

(ii)           Priority of Liens.  The Agent shall have received satisfactory evidence that (A) the Agent, on behalf of the Lenders, holds a perfected first-priority Lien on all Collateral subject only to the Agreed Senior Liens and (B) none of the Collateral is subject to any other Liens other than Permitted Encumbrances and the Agreed Senior Liens.

(d)          Miscellaneous.

(i)           Governmental and Third Party Approvals.  The Borrowers shall have received all material governmental, shareholder and third party consents and approvals necessary (as determined in the discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Borrowers or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Lenders could reasonably be expected to have such effect.

(ii)           Corporate Structure and Capitalization of Parent.  The capital and ownership structure and the equity holder arrangements of the Parent and its Subsidiaries, on the Closing Date and on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents, shall be reasonably satisfactory to the Lenders (and the Lenders shall have received satisfactory evidence that (A) the capital and ownership structure and equity holder arrangements of the Parent are as set forth in Schedule 5.01, and (B)  all Equity Interests of the Parent’s Subsidiaries shall be owned by the Parent and/or one or more Subsidiaries thereof).

(iii)           Other Documents.  All certificates and other instruments, and all proceedings in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Lenders.  The Lenders shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by the Loan Documents.

(iv)           Approval of Lenders’ Investment Committees.  Each Lender’s credit committee and investment committee shall have reviewed and approved the terms of the Loan Documents.

(v)           Due Diligence.  The Lenders and Agent shall have completed all due diligence with respect to the Borrowers in scope and determination satisfactory to the Lenders and the Agent in their discretion.

(e)           Representations and Warranties.  The representations and warranties of the Borrowers contained in Article VI hereof and each other Loan Document shall be true and correct in all respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(f)           Defaults or Events of Default.  No Default or Event of Default shall exist, or would result from entering into the Loan Documents.

(g)           Interim DIP Financing Order.  Receipt by the Agent of evidence satisfactory to the Agent, in its sole discretion, that the Interim DIP Financing Order has been entered by the Bankruptcy Court and docketed by the Clerk of the Bankruptcy Court with prior notice to such parties (including, without limitation, the Pre-Petition Lenders) as is required under Rule 4001 of the Federal Rules of Bankruptcy Procedure, and that such order shall be in full force and effect and shall not have been stayed, vacated, reversed, modified, amended, or appealed.

(h)           Lenders and the Agent shall have reviewed and find satisfactory (i) all motions, orders and other pleadings or related documents to be filed or submitted to the Bankruptcy Court in connection with this Agreement, and (ii) all first-day and related orders entered by the Bankruptcy Court in the Reorganization Cases, including, without limitation, any and all cash collateral and related orders; provided, that cash collateral may not be used other than as set forth herein without the consent of the Agent and the Lenders in their sole and absolute discretion.

(i)           Lenders shall be satisfied that the Aggregate Revolving Commitments contemplated by this Agreement shall be sufficient to meet the ongoing financial needs of the Borrowers.

(j)           The Borrowers shall have engaged, and an application shall have been filed with the Bankruptcy Court seeking to employ, (A) Clear Thinking Group, LLC (or an alternative firm acceptable to the Agent) as financial advisor (the “Financial Advisor”) and (B) David Gibson (or an alternative Person acceptable to the Agent) as Chief Restructuring Officer, and, in each case, (x) the Agent and the Lenders shall be satisfied with the terms and scope of their engagement and employment, including provisions for the sharing of information with the Lenders and (y) the Bankruptcy Court shall have approved such arrangements.

5.02       Conditions To All Loans.

The obligation of each Lender to make any Loan hereunder is subject to, in addition to the appropriate conditions set forth elsewhere in this Article V, the satisfaction, on the date of such Loan, of the following conditions precedent:

(a)           Representations and Warranties.  The representations and warranties of the Borrowers contained in Article VI and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrowers contained in Article VI and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           Defaults or Events of Default.  No Default or Event of Default shall exist, or would result from the entering into the Loan Documents.

(c)           Loan Notice.  The Agent shall have received a Loan Notice in accordance with the requirements hereof, which Loan Notice shall include, among other things, certifications as to compliance with the Agreed Budget in accordance with the terms hereof and substantially similar to those set forth in the Agreed Budget Compliance Certificate delivered on the Closing Date pursuant to Section 5.01(b)(iii).

(d)           Financing Orders.  Either the Interim DIP Financing Order or Final DIP Financing Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed (except to the extent that the Interim DIP Financing Order is replaced and superseded by the Final DIP Financing Order) and shall be in form and substance satisfactory to the Agent and the Lenders.

(e)           No Other Financing.  No order of the Bankruptcy Court shall have been entered (i) authorizing the Borrowers to borrow money pursuant to section 364 of the Bankruptcy Code from any Person (other than the Lenders pursuant to this Agreement or otherwise) or to obtain any other credit from any Person secured by a Lien on any of the assets of the Borrowers pursuant to sections 364(c) and (d) of the Bankruptcy Code, (ii) affording any creditor adequate protection under sections 361 through 364 of the Bankruptcy Code by granting a Lien in any Collateral, other than the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders, unless the Lenders consent to such a Lien or such Lien is junior and expressly subordinated in all respects to the Liens of the Agent in the Collateral held for and on behalf of the Lenders, or (iii) which in the sole discretion of the Lenders adversely affects the creditworthiness of the Borrowers with respect to the Loans, the Borrowers’ ability to perform their obligations hereunder, or the benefits to the Lenders contemplated hereunder.

(f)           Final DIP Financing Order.  The obligation of the Lenders to extend credit under this Agreement after the Interim Facility Maturity Date shall be subject to the further condition precedent that, in addition to the conditions set forth in Section 5.01 hereof and in the other provisions of this Section 5.02, the Agent shall have received evidence, satisfactory to the Agent in its sole discretion that the Final DIP Financing Order has been entered by the Bankruptcy Court and docketed by the Clerk of the Bankruptcy Court, and that such order (i) shall be in full force and effect, (ii) shall be in a form and substance satisfactory to the Lenders and the Agent, (iii) shall contain the provisions required to be contained in the Interim DIP Financing Order pursuant to Section 5.01(g) hereof, (iv) shall specifically authorize and require the Borrowers to satisfy the Pre-Petition Senior Obligations with the proceeds of Loans under this credit facility, (v) shall provide that the Borrowers and all other Persons are prohibited from asserting any claims against the Collateral pursuant to 11 U.S.C. §506(c) and (vi) shall not have been stayed, vacated, reversed, modified, amended or appealed.

(g)           [Reserved].

(h)           Material Adverse Effect.  Except as occasioned by the commencement of the Reorganization Cases and the actions and proceedings related thereto, no event having a Material Adverse Effect shall have occurred since the Closing Date.

(i)           Certificates, Etc.  The Lenders shall have received, in form and substance reasonably satisfactory to the Lenders, all certificates, orders, authorizations, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder or under the Interim DIP Financing Order or (if applicable) the Final DIP Financing Order, or which the Lenders may at any time request, and all legal matters incident to making of the Loans shall be satisfactory to the Lenders.

(j)           Fees.  The Borrowers shall have paid all fees and expenses then due and payable as provided for in the Interim DIP Financing Order and the Final DIP Financing Order or in any of the other Loan Documents.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

Each of the Borrowers jointly and severally represents and warrants to the Lenders that, immediately at the giving effect to the transactions contemplated herein and the other Loan Documents:

6.01       Organization; Powers.

Each of the Borrowers and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its properties and to carry on its business as now conducted and, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

6.02       Authorization; Enforceability.

The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is party are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  The Loan Documents to which each Borrower is a party have been duly executed and delivered by such Borrower and, subject to the entry and effectiveness of the Financing Orders, constitute a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.03       Governmental Approvals; No Conflicts.

The execution, delivery and performance by each Borrower of each Loan Document (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except the approval of the Bankruptcy Court with respect to the Interim DIP Financing Order or the Final DIP Financing Order, as applicable, and such as have been obtained or made and are in full force and effect and except any of the foregoing which are immaterial in nature, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of any Borrower or its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or its Subsidiaries except Liens created under the Loan Documents.

6.04       Financial Condition.

(a)           The Borrowers have heretofore previously delivered to the Lenders (i) audited consolidated balance sheets of Parent and its Subsidiaries as of each of the Fiscal Years ended January 28, 2006, February 3, 2007 and February 2, 2008 and the notes thereto and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Years then ended, (ii) unaudited consolidated balance sheets of Parent and its Subsidiaries as of the Fiscal Quarter ending November 1, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Quarter then ended and (iii) unaudited consolidated balance sheets of Parent and its Subsidiaries as of each of the Fiscal Months ending after the most recent Fiscal Quarter referred to in clause (ii) above for which financial statements have been delivered in connection with the Pre-Petition Loan Agreements and more than thirty (30) days prior to the Closing Date and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Months then ended.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii) and (iii) above.

(b)           Parent has heretofore caused to be timely filed with the SEC (i) audited consolidated balance sheets of Parent and its Subsidiaries as of the Fiscal Year ended February 2, 2008 and the notes thereto and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Year then ended and (ii) unaudited consolidated balance sheets of Parent and its Subsidiaries as of the Fiscal Quarter ended November 1, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for the Fiscal Quarter then ended.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

6.05       Intellectual Property; Websites.

(a)           Each Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the current and future anticipated conduct of the Borrowers’ and their Subsidiaries’ business, a correct and complete list of which, as of the Closing Date, is set forth on Schedule 6.05(a), the Borrowers either (i) own the entire right, title and interest thereto or (ii) hold such interest pursuant to a valid, subsisting and enforceable license and, to the Borrowers’ knowledge, the use thereof by the Borrowers and their Subsidiaries does not infringe in any material respect upon the rights of any other Person.

(b)           Set forth on Schedule 6.05(b) hereto is (i) a complete list of all Websites and Domain Names owned by the Borrowers, including the domain name registrar with respect to each such Domain Name and the date on which the Borrowers’ registration of each such Domain Name with each such domain name registrar is scheduled to expire and (ii) a complete list of all Websites and Domains Names as to which a Borrower is the licensee and the name of the licensor with respect thereto.  Each Domain Name set forth on Schedule 6.05(b) and owned by the Borrowers is duly registered with the domain name registrar set forth on Schedule 6.05(b) opposite such Domain Name and has not been registered with any other domain name registrar.  Each domain name registrar set forth on Schedule 6.05(b) with respect to each Domain Name owned by the Borrowers is duly accredited by ICANN.  The Borrowers own and have good and marketable title to, or are licensed to use, all Websites and Domain Names set forth on Schedule 6.05(b) and, to the knowledge of the Borrowers, the use thereof by the Borrowers does not infringe upon the rights of any other Person in any material respect.  The Websites and Domain Names owned by the Borrowers have been maintained and renewed in accordance with all applicable laws, rules and regulations and all applicable rules and procedures of each domain name registrar and ICANN.  The Borrowers have taken commercially reasonable steps to protect their rights and interests in and to their Websites and Domain Names.

6.06       Litigation.

Other than as may occur directly in connection with the entry of the Interim DIP Financing Order and the Final DIP Financing Order, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or any other Loan Document or any of the Agent’s or the Lenders’ remedies hereunder or thereunder.

6.07       Compliance with Laws.

Each Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.08        Investment and Holding Company Status.

No Borrower nor any of its Subsidiaries is, nor is controlled by a company other than the Lenders and their Affiliates that is, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

6.09        Taxes.

Except as disclosed on Schedule 6.09, each Borrower and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (x) when a non-payment is permitted by the Bankruptcy Code, (y) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Borrower or Subsidiary has set aside on its books adequate reserves and (z) Taxes the non-payment of which, in the aggregate, is not reasonably expected to have a Material Adverse Effect.  Except as disclosed on Schedule 6.09, no tax Liens have been filed and no material claims have been asserted in writing with respect to any such Taxes.

6.10        ERISA.

(a)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

(b)           No Non-U.S. Plan has incurred any unfunded liability which could reasonably be expected to give rise to a Material Adverse Effect.

(c)           Except as required by applicable law, or which could not reasonably be expected to give rise to a Material Adverse Effect, neither the Borrowers nor any Subsidiary thereof maintains, sponsors or contributes to any plan, policy or arrangement that provides medical benefits to retirees or their beneficiaries.

6.11        Disclosure.

Each Borrower and each of its Subsidiaries has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrowers to the Bankruptcy Court, the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such projected statements are based on good faith estimates and assumptions believed to be reasonable at the time made.

6.12        Material Agreements.

Schedule 6.12 accurately and completely lists all material agreements to which each of the Borrowers is a party, including, without limitation, all material purchase agreements, material customer agreements, material right of way or occupancy agreements, material lease agreements, material consulting agreements, material management agreements and material employment agreements.  All of such agreements are valid, subsisting and in full force and effect and none of the Borrowers, as applicable, or, to the knowledge of the Borrowers, any other parties, are in material default thereunder.  The Borrowers have provided true and complete copies of all such agreements to the Lenders.  Set forth on Schedule 6.12 hereto is a complete and correct list of all material credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Indebtedness of the Borrowers or any of their Subsidiaries, and all material obligations of the Borrowers or any of their Subsidiaries to issuers of material surety or appeal bonds issued for account of the Borrowers or any such Subsidiary as of the Closing Date, and correctly sets forth the names of the debtor and creditor with respect to the Indebtedness obligations outstanding or to be outstanding and the property subject to any Lien securing such Indebtedness obligation as of the Closing Date.  The Borrowers have heretofore delivered to the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the Closing Date.

6.13        Capitalization and Subsidiaries.

Except as set forth in Parent’s SEC filings, Parent has not issued any of its Capital Stock and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional equity interests in the Borrowers, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights.  All the outstanding Capital Stock of Parent will have been duly and validly authorized and issued and will be fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws.  Except as set forth in Parent’s SEC filings, none of the Borrowers is a party to any “phantom stock”, employee stock option plan, other equity-based incentive plan or similar agreement.  Except as set forth on Parent’s SEC filings, (i) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Borrowers pursuant to any requirement of Law or Contractual Obligation applicable to the Borrowers and (ii) no registration rights under the Securities Act have been granted by the Borrowers with respect to its equity securities or interests.  The Parent owns 100% of the ownership interests in the Borrowers and all common stock or other ownership interests in the Borrowers’ Subsidiaries are owned by the Borrowers or one or more Subsidiaries thereof.

6.14        Mutual Benefit.

Each Borrower expects to derive substantial benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive substantial benefit), directly or indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of a combined group of companies.  Each Borrower has determined that (i) such Borrower derives substantial benefit from the successful operations of each other Borrower, (ii) that such Borrower could not separately obtain credit on terms as favorable to such Borrower as the terms of the credit being extended by the Lenders to the Borrowers hereunder, and (iii) the execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its corporate or limited liability company purpose, will be of substantial direct and indirect benefit to such Borrower, and is in such Borrower’s best interest.

6.15        Security Interest in Collateral.

The provisions of this Agreement and the other Loan Documents, together with the Financing Orders, are effective to create legal and valid first priority (subject only to the Agreed Senior Liens) Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders.  Pursuant to the terms of the Interim DIP Financing Order and the Final DIP Financing Order, no filing or other action will be necessary to perfect or protect such Liens.  Pursuant to and to the extent provided in the Interim DIP Financing Order and the Final DIP Financing Order, the Obligations of the Borrowers will constitute allowed administrative expense claims in the Reorganization Cases under Section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such Borrowers now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 364(c), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code and all superpriority administrative expense claims granted to any other Person, subject, as to priority, only to the Carve-Out Expenses and the Super-Priority Claim of the Pre-Petition Senior Agent.

6.16        Labor Matters.

As of the Closing Date, (a) except as set forth on Schedule 6.16, there is no collective bargaining agreement or other material labor contract covering employees of any Borrower or any of its Subsidiaries, (b) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or any of its Subsidiaries or for any similar purpose, and (c) there is no pending or (to the best of the Borrowers’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Borrower or any of its Subsidiaries or employees.

6.17        Affiliate Transactions.

Except as set forth in Parent’s SEC filings, there are no Contractual Obligations of a Borrower to any of the officers, directors, shareholders, Affiliates or their respective Affiliates, or Related Parties, of a Borrower other than (i) for payment for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of a Borrower, (iii) for standard employee benefits made generally available to all employees of the Borrowers, (iv) pursuant to any of the transaction documents associated herewith, (v) for sales of products in the ordinary course of business and (vi) Contractual Obligations entered into on an arms’ length basis on terms that such Borrower would receive if the counterparty were not an officer, director, shareholder, Affiliate or Related Party.  Except as set forth in Parent’s SEC filings, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of any Borrower has incurred Indebtedness to a Borrower or has any direct or indirect material ownership interest in any Person with which a Borrower is affiliated or, to the Borrowers’ best knowledge, with which a Borrower has a business relationship except that such Person may own stock in publicly traded companies.  Other than as set forth in Parent’s SEC filings, no officer, director, shareholder, Affiliate, or any of their respective Affiliates or Related Parties, of a Borrower, is, directly or indirectly, a party to or otherwise interested in any material Contractual Obligation with a Borrower.  Except as may be expressly disclosed in notes to the Audited Financial Statements, no Borrower is a guarantor or indemnitor of any Indebtedness of any other Person.

6.18        Title; Real Property.

(a)           Each Borrower has good and marketable title to, or valid leasehold interests in, all real or immovable property and good title to all personal or movable property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Borrowers or purported to have been acquired by any Borrower after the date of such financial statements (except as sold or otherwise disposed of since such date as permitted by this Agreement), and none of such properties and assets is subject to any Lien, except Permitted Encumbrances and the Agreed Senior Liens.

(b)           Set forth on Schedule 6.18 is a complete and accurate list of all real or immovable property owned, leased, licensed or otherwise used in the operations of the business of each Borrower and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof.  Each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws) and is in full force and effect, and to each Borrower’s knowledge, no default by any party to any material lease or material sublease exists.

6.19        Environment.

Except as set forth on Schedule 6.19:

(a)           The operations of each Borrower are and since its formation have been in compliance with all applicable Environmental Laws, other than (i) any past non-compliance for which there are no remaining obligations or liabilities, and (ii) non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect.

(b)           No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities is attached to any property of any Borrower and, to the knowledge of any Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(c)           No Borrower has caused or suffered to occur a Release of Hazardous Materials on, at, in, under, above, to, or from any real or immovable property of any Borrower and each such real or immovable property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(d)           No Borrower, or to its knowledge, any corporate predecessor, (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Environmental Liabilities, except as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(e)           To the extent requested by the Agent, each Borrower has made available to the Agent copies of the environmental reports, reviews and audits and other documents pertaining to actual or potential Environmental Liabilities set forth on Schedule 6.19.

6.20        Insurance.

Each insurance policy maintained by or on behalf of the Borrowers as of the Closing Date is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable as of the Closing Date have been paid.

6.21        Deposit Accounts.

Schedule 6.21 lists all banks and other financial institutions at which any Borrower or any of its Subsidiaries maintains Deposit Accounts as of the Closing Date and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.  The Borrowers have not established, and shall not establish, any additional accounts, other than the Deposit Accounts existing on the Closing Date and identified on Schedule 6.21 hereto, without the prior written consent of the Agent.

6.22        [Reserved].

6.23        Processors.

As of the Closing Date, Schedule 6.23 lists all Processors that provide any Borrower with credit card or debit card processing services, and such Schedule correctly identifies the name and address of each Processor, and the name in which such services are provided.  True and complete copies of each agreement listed on Schedule 6.23 have been delivered to the Agent, together with all amendments, waivers and other modifications thereto.  All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Borrower that is a party thereto and, to the best knowledge of the Borrowers, binding upon the other parties thereto in accordance with their terms.  The Borrowers are not in default under any such agreements, which default could have a Material Adverse Effect.

6.24        Patriot Act.

Each Borrower is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.25        Use of Proceeds.

(a)           General.  The proceeds of the Loans shall be used solely for the purposes set forth in Section 7.08.

(b)           Regulations U and X.  No portion of the proceeds of any such advances shall be used by the Borrowers for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, in each case, to the extent authorized by orders of the Bankruptcy Court reasonably acceptable to the Agent.

(c)           Collateral Proceeds and Loans.  No proceeds of the Collateral or the Loans will be used by any Borrower or any other Person (including, without limitation, any statutory committee appointed in the Reorganization Cases) to object to or contest in any manner, or raise any defenses to, the validity, extent, perfection, priority or enforceability of the Obligations, the Pre-Petition Senior Obligations or the Pre-Petition Second Lien Obligations or any Liens with respect thereto or any of the rights or interests of the Agent, the Lenders, the Pre-Petition Senior Agent, the Pre-Petition Senior Lenders, the Pre-Petition Second Lien Agent or the Pre-Petition Second Lien Lenders (whether granted pursuant to the Pre-Petition Loan Agreements or this Agreement), or to assert any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code, against the Agent, the Lenders, the Pre-Petition Senior Agent, the Pre-Petition Senior Lenders, the Pre-Petition Second Lien Agent or the Pre-Petition Second Lien Lenders (whether such claims relate to the Pre-Petition Loan Agreements or this Agreement).

6.26        Nature of Business.

Parent is not engaged in any business other than ownership, directly or indirectly, of all of the outstanding Capital Stock of the Borrowers.  No Subsidiary of the Borrowers is engaged in any business other than the businesses described in Parent’s SEC filings.

6.27        Internal Accounting Controls.

To the extent required under the Securities Act or the Exchange Act, and except as set forth in the Parent’s filings with the SEC, Parent and its Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no disagreements of any kind presently existing, or reasonably anticipated by Parent to arise, between the accountants and lawyers formerly or presently employed by Parent with respect to any fees owed to its accountants and lawyers.  To the extent required under the Securities Act or the Exchange Act, and except as set forth in the SEC Reports, Parent maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for Parent and designed such disclosures controls and procedures to ensure that material information relating to Parent, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared.  To the extent required under the Securities Act or the Exchange Act, (a) Parent’s certifying officers have evaluated the effectiveness of Parent’s controls and procedures as of the end of the period covered by the Company’s Form 10-K for the fiscal year ended February 2, 2008, the “Evaluation Date”), (b) Parent presented the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of each Evaluation Date and (c) since the Evaluation Date, there have been no significant changes in Parent’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls.

6.28        [Reserved].

6.29        Agreed Budget.

A true and complete copy of the initial Agreed Budget is attached as Exhibit F hereto.

6.30        Financing Orders.

(a)           The Borrowers are in compliance in all material respects with the terms and conditions of the Interim DIP Financing Order or the Final DIP Financing Order, as applicable.

(b)           Each of the Interim DIP Financing Order (with respect to the period prior to the entry of the Final DIP Financing Order) or the Final DIP Financing Order (from after the date the Final DIP Financing Order is entered) is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Agent, in its sole discretion, amended or modified and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

ARTICLE VII.
AFFIRMATIVE COVENANTS

So long as any Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, each Borrower shall, and shall cause each of its Subsidiaries to:

7.01        Financial Statements and Other Information.

The Borrowers will furnish to the Agent (all in format, and with detail, acceptable to the Agent), to the extent applicable:

(a)           [reserved];

(b)           within forty-five (45) days after the end of each of the first three Fiscal Quarters, the consolidated and consolidating balance sheet of Parent and its Subsidiaries and related statements of operations, shareholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, together with unaudited business segment reporting to the extent required by GAAP and the SEC, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within thirty (30) days after the end of each Fiscal Month of the Borrowers, the unaudited consolidated and consolidating balance sheet of Parent and its Subsidiaries and related statements of operations, shareholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)           not less than thirty (30) days prior to the end of each Fiscal Year, a copy of the financial plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Borrowers for each month of the immediately succeeding Fiscal Year detailing such items as profit and loss, cash flow figures, leverage levels and fixed charge coverage levels, in each case in form reasonably satisfactory to the Agent;

(e)           promptly upon the request of the Agent, such other financial or operation information as the Agent may request;

(f)            as soon as possible and in any event within twenty (20) days of filing thereof, copies of all Tax returns filed by any Borrower with the IRS;

(g)           as soon as possible and in any event within two-hundred and seventy days after the close of the Fiscal Year, a statement of the unfunded liabilities of each Plan, certified as correct by an actuary enrolled under ERISA;

(h)           [reserved];

(i)            [reserved];

(j)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be;

(k)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement as the Agent or any Lender may reasonably request;

(l)            promptly, all pleadings, motions, applications, financial information and other papers and documents filed by any of the Borrowers in the Reorganization Cases;

(m)          promptly, all written reports given by any Borrower to any official or unofficial creditors’ committee in the Reorganization Cases;

(n)           promptly after the same are available, copies of all consultants’ reports, investment banker reports, business plans and similar documents produced after the Filing Date in any of the Borrowers’ possession;

(o)           by no later than Tuesday at 9:00 a.m. of each week (commencing with the first Tuesday following the Closing Date), and to the extent Tuesday is not a Business Day, the first succeeding Business Day thereafter, deliver to Agent:

(i)           weekly updates to the Agreed Budget through the Maturity Date that includes reporting of actual receipts and disbursements for all Loan proceeds, in form and substance satisfactory to the Agent; and

(ii)           a variance analysis as to line items from the most recently delivered Agreed Budget.  The Borrowers shall be available to discuss the Agreed Budget with the Agent and/or any of the Lenders upon the Agent’s request; and

(p)           each Business Day, a spreadsheet showing receipts and disbursements for the preceding Business Day in the form provided to the Pre-Petition Senior Agent during the Forbearance Period.

7.02        Notices of Material Events.

The Borrowers will furnish to the Agent prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          [reserved];

(c)           receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Borrower that:  (i) seeks damages in excess of $100,000; (ii) seeks injunctive relief, alleges criminal misconduct or the violation of any law by any Borrower or involves any product recall, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (iii) alleges that the use by any Borrower of any patent, trademark, Domain Name or Website infringes upon the rights of any Person or otherwise challenges any Borrower’s claim of ownership in or right to use any Website or Domain Name, any Borrower’s right to register any Website or Domain Name owned by the Borrowers, or its right to keep and maintain such registration in full force and effect;

(d)          any Lien (other than the Agreed Senior Liens) securing a claim or claims made or asserted against any of the Collateral;

(e)           commencement of any proceedings contesting any Tax, fee, assessment, or other governmental charge in excess of $100,000;

(f)           the opening of any new Deposit Account by any Borrower with any bank or other financial institution;

(g)          any loss, damage, or destruction to the Collateral in the amount of $100,000 or more, whether or not covered by insurance;

(h)          the discharge by any Borrower of its present independent accountants or any withdrawal or resignation by such accountants;

(i)           any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(j)           all material amendments to any lease with respect to real property leased by any Borrower, together with a copy of each such amendment;

(k)           promptly after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any of their Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(l)           the occurrence of any ERISA Event or underfunding of any Non-U.S. Plan that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability for the Borrowers and their Subsidiaries greater than $100,000;

(m)           (i) the occurrence of unpermitted Releases of Hazardous Material of which any Borrower is aware, (ii) the receipt by any Borrower of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (iii) the commencement of, or any material change to, any action, investigation, suit, proceeding, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (i), (ii) and (iii) (and, in the case of clause (iii), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $100,000;

(n)           any change in any of the Borrowers’ Domain Names which would be reasonably expected to result in a Material Adverse Effect or any cancellation, lapse, termination or transfer of any Domain Name of any Borrower; and

(o)           any other development arising after the Filing Date that results in, or could reasonably be expected to result in, a Material Adverse Effect, including, but not limited to, any breach or non-performance by any of the Borrowers under the Interim DIP Financing Order, the Final DIP Financing Order or any other order of the Bankruptcy Court.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.03        Existence; Conduct of Business.

Each Borrower will, and will cause its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

7.04        Payment of Obligations.

Each Borrower will, and will cause its Subsidiaries to, pay or discharge when due all Material Indebtedness and all other material liabilities and obligations (other than with respect to the Pre-Petition Senior Obligations and Pre-Petition Second Lien Obligations), including Taxes, in each case arising after the Filing Date, except where (a) non-payment is permitted by the Bankruptcy Code, (b) the validity or amount thereof is being contested in good faith by appropriate proceedings, (c) such Borrower and its Subsidiaries have set aside on their books adequate reserves with respect thereto in accordance with GAAP, (d) such liabilities would not result in aggregate liabilities in excess of $50,000 and (e) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

7.05        Maintenance of Properties and Intellectual Property Rights.

Each Borrower will, and will cause its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition sufficient and advisable for the ordinary operations of such Borrower, and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as conducted on the date of this Agreement.

7.06        Books and Records; Inspection Rights.

Each Borrower will, and will cause its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in conformity with GAAP and all requirements of law.  The Borrowers shall at all times maintain an automated account receivable reporting system satisfactory to the Agent. Each Borrower will, and will cause its Subsidiaries to, permit any representatives or independent contractors designated by the Agent (including, without limitation, financial advisors retained by or for the benefit of the Agent or the Lenders), upon reasonable prior notice, at the expense of the Borrowers, to visit and inspect during normal business hours its properties, to inspect and verify the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Upon the request of the Agent, each Borrower will use commercially reasonable efforts to provide the Agent and each Lender with access to its suppliers.  In addition to and not in limitation of any other inspection rights set forth above in this Section 7.06, each Borrower will, and will cause its Subsidiaries to, permit the Agent or any representatives designated by the Agent (including any third party consultants, accountants, lawyers and appraisers) to conduct, at the Borrowers’ sole cost and expense, commercial field examinations of the business, operations and assets of the Borrowers at such time or times as the Agents may determine.  The Borrowers acknowledge that the Agent, after exercising its right of inspection and right to conduct or cause to be conducted commercial field examinations, may prepare and distribute to the Lenders certain Reports pertaining to the Borrowers’ assets for internal use by the Agents and the Lenders.

7.07        Compliance with Laws.

Each Borrower will, and will cause its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.08        Use of Proceeds.

Subject to the requirements of Section 8.21, the proceeds of the Loans will be used only (a) to refinance the Pre-Petition Senior Obligations, (b) to fund ongoing working capital requirements of the Borrowers and (c) to pay fees and expenses related to the Loan Documents, the Interim DIP Financing Order and the Final DIP Financing Order (including with respect to the Carve-Out Expenses).  No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other regulations of the Board or a violation of the Exchange Act.

7.09        Insurance.

Each Borrower will, and will cause its Subsidiaries to, maintain with financially sound and reputable carriers insurance with respect to:  (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, as is customary in the business of such Person.  All such insurance shall be in amounts, cover such assets and be under policies reasonably acceptable to the Agent.  All policies covering the casualty of the Collateral are to be made payable to the Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Agent, with the loss payable and additional insured endorsement in favor of the Agent, and shall provide for not less than 30 days’ prior written notice to the Agent of the exercise of any right of cancellation and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.  The Borrowers will not, and will not permit their Subsidiaries to, use or permit any property to be used in any manner which would be reasonably likely to render inapplicable any insurance coverage.  The Borrowers will cause any insurance or condemnation proceeds received by any Borrower to be immediately forwarded to the Agent. Original policies or certificates thereof reasonably satisfactory to the Agent evidencing such insurance shall be delivered to the Agent at least 30 days prior to the expiration of the existing or preceding policies.

7.10        Appraisals.

At any time that the Agent requests, each Borrower will, and will cause its Subsidiaries to, at the sole expense of the Borrowers, provide the Agent with copies of appraisals or updates thereof of their Inventory as previously prepared for and delivered to the Pre-Petition Senior Agent.  In addition, if a Default or Event of Default shall have occurred and be continuing, then at any time that the Agent requests, each Borrower will, and will cause its Subsidiaries to, at the sole expense of the Borrowers, provide the Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Agent, and prepared on a basis satisfactory to the Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations.

7.11        Additional Collateral; Further Assurances.

(a)           The Borrowers will, unless the Required Lenders otherwise consent, cause each of their Subsidiaries (excluding any Foreign Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Borrower by executing this Agreement through a joinder agreement in form and substance reasonably satisfactory to the Agent.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, the Interim DIP Financing Order and the Final DIP Financing Order, and (ii) will grant Liens to the Agent, for the benefit of the Agent and the Lenders, in any property of such Borrower which constitutes Collateral.

(b)           Each Borrower will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries to be subject at all times to a first priority perfected Lien (subject only to the Agreed Senior Liens) in favor of the Agent pursuant to the terms and conditions of the Interim DIP Financing Order, the Final DIP Financing Order and the Collateral Documents or other security documents as the Agent shall reasonably request, and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Borrower or any Subsidiary to be subject at all times to a Lien (subject only to the Agreed Senior Liens) in favor of the Agent pursuant to the terms and conditions of the Interim DIP Financing Order, the Final DIP Financing Order and the Collateral Documents or other security documents as the Agent shall reasonably request; provided that if, as a result of a change in applicable law after the date hereof, a pledge of a greater percentage than 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) could not reasonably be expected to cause (1) undistributed earnings of such Foreign Subsidiary (as determined for federal income Tax purposes) to be treated as a deemed dividend to such Foreign Subsidiary’s domestic parent or (2) other material adverse Tax consequences, then the Borrowers will take steps to cause such greater percentage to be subject to a Lien (subject only to the Agreed Senior Liens) in favor of the Agent.

(c)           Without limiting the foregoing, each Borrower will, and will cause each subsidiary of a Borrower which is required to become a Borrower pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and will take or cause to be taken such actions as any Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement, the other Loan Documents, the Interim DIP Financing Order and the Final DIP Financing Order, including but not limited to all items of the type required by Section 5.01 (as applicable).

7.12        Cash Management; Deposit Accounts.

(a)           To the extent required by the Agent, each Borrower shall execute and deliver and cause each Clearing Bank to execute and deliver to the Agent a Blocked Account Agreement for each Payment Account of each such Borrower.  Each Borrower shall instruct each Account Debtor of each such Borrower to remit by wire transfer of immediately available funds all payments in respect of all Accounts of such Account Debtor to a Payment Account.  Each Borrower agrees that it will not alter or revoke such instructions to Account Debtors or otherwise cause such payments to be redirected without the prior written consent of the Agent.  If notwithstanding the foregoing instructions, any Borrower receives any Payments, such Borrower shall receive such Payments as the Agent’s trustee, and shall immediately deposit all such Payments received by it to a Payment Account.

(b)           To the extent required by the Agent, each Payment Account shall at all times be under the sole dominion and control of the Agent and shall be subject to a Blocked Account Agreement in favor of the Agent.  Each Borrower hereby acknowledges and agrees that (i) such Borrower has no right of withdrawal from any Payment Account and (ii) the funds on deposit in all Payment Accounts shall at all times continue to be collateral security for all of the obligations of the Borrowers hereunder and under the other Loan Documents.  Each Blocked Account Agreement shall require wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Obligations hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then available balance of each Payment Account net of such minimum balance (not to exceed an aggregate of $50,000 in all such accounts), if any, required by the banking institution at which such Payment Account is maintained to an account maintained by the Agent with a bank specified by the Agent (the “Collection Account”).  Each Borrower agrees that it will not cause proceeds of any Payment Account to be otherwise redirected.  Before opening or replacing any Payment Account, each Borrower shall obtain the Agent’s consent in writing and, in the case of the opening of any such Payment Account, execute and deliver and cause the banking institution at which any such Payment Account is to be opened to execute and deliver to the Agent a Blocked Account Agreement with respect to such Payment Account.

(c)           All collected amounts remitted to the Collection Account shall be distributed and applied on a daily basis in accordance with Section 4.03(c).  The Collection Account shall at all times be under the sole dominion and control of the Agent.  Each Borrower hereby acknowledges and agrees that (i) such Borrower has no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times continue to be collateral security for all of the obligations of the Borrowers hereunder and under the other Loan Documents, and (iii) the funds on deposit in the Collection Account shall be applied as provided in this Agreement.  In the event that, notwithstanding the provisions of this Section 7.12, any Borrower receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Collection Account, such proceeds and collections shall be held in trust by such Borrower for the Agent, shall not be commingled with any of such Borrower’s other funds or deposited in any Deposit Account of such Borrower and shall promptly be deposited into the Collection Account or dealt with in such other fashion as such Borrower may be instructed by the Agent.

(d)           To the extent required by the Agent, each Borrower shall execute and deliver and cause each banking institution at which such Borrower maintains any Deposit Account (other than a Payment Account and subject to the proviso below) to execute and deliver to the Agent a Deposit Account Control Agreement for each Deposit Account of each such Borrower, which Deposit Account Control Agreement shall provide the Agent with the right, at any time following the occurrence and during the continuance of an Event of Default, in addition to all other rights provided herein and in the other Loan Documents, to direct the banking institution at which such Deposit Account is maintained to follow all instructions given to such banking institution by the Agent, including without limitation, instructions regarding the transfer of funds held in such Deposit Account.  Before opening or replacing any Deposit Account (other than a Payment Account (which shall not be opened or replaced unless the Borrowers comply with Section 7.12(b) above)), each Borrower shall obtain the Agent’s consent in writing and, in the case of the opening of any Deposit Account (other than a Deposit Account for which the aggregate amount on deposit shall at all times satisfy the requirements set forth in the proviso to the foregoing sentence), execute and deliver and cause the banking institution at which any such Deposit Account is to be opened to execute and deliver to the Agent a Deposit Account Control Agreement with respect to such Deposit Account.

7.13        Processors.

The Borrowers shall comply in all material respects with all obligations of the Borrowers under each credit or debit card processing agreement to which any Borrower is a party.

7.14        Environmental Matters.

In the event of any Release that triggers reporting obligations under any applicable Environmental Laws and that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, at the request of the Agent, the Borrowers, at their own expense, shall provide to the Lenders within ninety (90) days after the Release an environmental site assessment report of the property(ies) where such a Release has taken place or that has otherwise been impacted by the Release, by an environmental consulting firm chosen by the Borrowers and reasonably acceptable to the Agent, addressing the Release, the proposed cleanup, response or remedy and the associated cost.  Not limiting the generality of the immediately preceding two sentences, if the Agent determines that a material environmental risk exists, the Agent may independently retain an environmental consulting firm to conduct an environmental site assessment of the property(ies) and the Borrowers hereby grant, and agree to cause any Subsidiary that owns such property(ies) to grant, access to the property(ties) upon reasonable notice to the Administrative Borrower, subject to the rights of tenants, during normal business hours, provided, however, that no testing, sampling or other invasive investigation shall be performed as part of such environmental site assessment.

7.15        Maintenance of Websites and Domain Names.

The Borrowers (a) shall take all actions customarily taken by companies engaged in the same or similar business to maintain, preserve and protect their rights and interests and the rights and interests of the Agent with respect to all Websites and Domain Names of the Borrowers, including without limitation, making all necessary filings, registrations and applications with the appropriate domain name registrars and paying all fees, costs and expenses associated therewith, (b) shall maintain the effectiveness of all owned Domain Name registrations with an ICANN-accredited domain name registrar and shall not permit any such registrations to lapse or to be cancelled, abandoned or terminated, (c) shall provide written notice to the Agent of the Borrowers’ registration of any additional Domain Name (other than the Domain Names set forth on Schedule 6.05(b)) within 30 days after such registration and, upon the request of the Agent, execute and deliver or cause to be executed and delivered to the Agent documentation with respect to such Domain Name comparable to that provided pursuant to Pre-Petition Senior Credit Agreement, (d) shall not transfer the registration of any Domain Name from any domain name registrar to any other domain name registrar, (e) shall comply in all material respects with all of the Borrowers’ obligations under all Website Agreements, shall maintain the effectiveness of all Website Agreements material to the business or operations of the Borrowers and shall not consent to any modification, supplement or waiver of any term or provision of any (A) Website Agreement with respect to which the Agent has received a Website Consent Agreement or (B) any Website Agreement (other than any Website Agreement referred to in the foregoing clause (A)) material to the business or operations of the Borrowers, unless such modification, supplement or waiver is not adverse to the rights or interests of Agent and the Lenders and the Borrowers have reasonably determined that such modification, supplement or waiver is in the best interests of the business of the Borrowers, (f) shall at all times maintain in full force and effect Website Agreements material to the business or operations of the Borrowers, in form and substance reasonably satisfactory to the Agent, with a web hosting company and with other internet service providers reasonably acceptable to the Agent pursuant to which such Persons shall provide web hosting, database management and maintenance and disaster recovery services to the Borrowers on terms reasonably acceptable to the Agent, (g) shall not enter into any new Website Agreement material to the business or operations of the Borrowers without giving the Agent at least 30 days’ prior written notice and, to the extent requested by the Agent, executing and delivering and causing each other party to such Website Agreement to execute and deliver to the Agent a Website Consent Agreement in form and substance reasonably satisfactory to the Agent with respect thereto, (h) shall maintain or cause to be kept and maintained all Websites and all equipment used in connection therewith in good working order and condition, (i) shall at all times maintain in full force and effect disaster recovery and database backup plans and procedures of a type customarily maintained by companies engaged in the same or similar business and (j) to the extent requested by the Agent at any time when a Default has occurred and is continuing, shall (A) maintain backup copies of the Borrowers’ database and passwords, security codes and other means necessary to access the Borrowers’ Websites and computer systems with a third party escrow agent reasonably satisfactory to the Agent and (B) cause such escrow agent to enter into, and at all times thereafter maintain in full force and effect, a Website Agreement and a Website Consent Agreement in favor of the Agent, each in form and substance reasonably satisfactory to the Agent, with respect to the services contemplated by the foregoing clause (A); provided, however, that, in the case of a Default under Section 9.01(c) by reason of the Borrowers’ failure to comply with Section 7.01, the Agent shall not request that any of the actions set forth in the foregoing clauses (A) and (B) be taken unless (1) such Default continues unremedied for a period of 60 days or (2) the Obligations, or any portion thereof, shall have been accelerated by the Agent pursuant to Section 9.01.

7.16        Compliance with Interim Order and Final Order.

The Borrowers will comply with the Interim DIP Financing Order and the Final DIP Financing Order, as applicable, and each of the other orders entered by the Bankruptcy Court.

7.17        Professional Advisors.

The Borrowers will, at all times, retain (a) Clear Thinking Group, LLC (or an alternative firm acceptable to the Agent) as Financial Advisor and (b) David Gibson (or an alternative Person acceptable to the Agent) as Chief Restructuring Officer, in each case as contemplated on the Closing Date.  Each of the Financial Advisor, Chief Restructuring Officer and Investment Banker shall participate in weekly conference calls with the Agent and the Lenders to review and discuss variances from the Agreed Budget, operational issues, financial information and Borrowers’ Sale.  In addition, the Borrowers shall provide the Agent and the Lenders, and their consultants and advisors, with reasonable access to each of the Financial Advisor, Chief Restructuring Officer and Investment Banker.

7.18        Sale Milestones.

The Borrowers will meet the Sale Milestones.

7.19        Funding of Professional Expenses Reserve.

On a weekly basis, from the Filing Date until the earlier of (a) the Maturity Date and (b) delivery of the Carve-Out Triggering Notice, the Borrowers shall:  (i) include as part of their Loan Notice a request for a Borrowing in the amount of the Professional Expenses set forth for such week in the Agreed Budget and (ii) transfer such amounts to the Pachulski Stang Ziehl & Jones LLP Client Trust Account to be applied to Professional Expenses pursuant to one or more orders of the Bankruptcy Court.

ARTICLE VIII.
NEGATIVE AND FINANCIAL COVENANTS

So long as any Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, each Borrower shall not, and shall not permit any of its Subsidiaries to directly or indirectly, without the consent of the Lenders:

8.01        Indebtedness.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, create, incur or suffer to exist any Indebtedness, except Permitted Indebtedness.

8.02        Liens.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances and the Agreed Senior Liens.

8.03        Fundamental Changes; Asset Sales.

(a)           Except as contemplated by any Plan of Reorganization, the Borrowers will not, and will not permit any Subsidiary of any Borrower to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve.

(b)           Except as contemplated by any Plan of Reorganization, the Borrowers will not, and will not permit any Subsidiary of any Borrower to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), other than sales of Inventory in the ordinary course of business.

(c)           Except as contemplated by any Plan of Reorganization, the Parent will not at any time cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding Capital Stock of each other Borrower on a fully diluted basis.

(d)           Except as contemplated by any Plan of Reorganization, the Borrowers will not, and will not permit any Subsidiary of any Borrower to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

8.04        Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Borrower and a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a)           investments in existence on the Filing Date and described in Schedule 8.04;

(b)           (i) investments made by any Borrower in the Capital Stock of any wholly-owned Subsidiary which is a Borrower, and (ii) investments made by any Subsidiary which is not a Borrower in the Capital Stock of any Subsidiary which is a Borrower;

(c)           loans or advances made by a Borrower to any other Borrower permitted by Section 8.01;

(d)           notes payable, or stock or other securities issued by Account Debtors to a Borrower in connection with the bankruptcy or reorganization of Account Debtors or in settlement or delinquent obligations of Account Debtors; and

(e)           Investments otherwise expressly permitted pursuant to the terms of this Agreement and provided for and disclosed in the Agreed Budget, provided that no such Investments shall be made if immediately prior to making such Investment, or after giving effect thereto, there shall exist an Event of Default which is continuing.

8.05        Swap Agreements.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, enter into any Swap Agreement.

8.06        Restricted Payments.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

8.07        Transactions with Affiliates.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among Borrowers that do not involve any Affiliate that is not a Borrower, in each case as disclosed to the Agent.

8.08        Restrictive Agreements.

Except in accordance with a Plan of Reorganization or as otherwise approved by the Agent and the Bankruptcy Court, the Borrowers will not, and will not permit any Subsidiary of any Borrower to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of any Borrower or to Guarantee Indebtedness of the Borrowers or any other Subsidiary of any Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, and (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition).

8.09        Amendment of Material Documents.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, agree to any amendment, modification or waiver of any term or provision of (a) its Organizational Documents (except as otherwise expressly provided in Section 8.03(a)) or any Material Agreement, (b) any agreement or instrument evidencing or governing any Pre-Petition Second Lien Obligations or (c) the Agreed Budget.  The Borrowers will not, and will not permit any Subsidiary to, agree to any amendment, modification or waiver of any term or provision of any web partner agreement with any Applicable Partner without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed.

8.10        Prepayment of Indebtedness.

Except with respect to the Pre-Petition Senior Obligations, the Borrowers will not, and will not permit any Subsidiary of any Borrower to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Obligations.

8.11        Capital Expenditures.

The Borrowers will not, and will not permit any Subsidiary of any Borrower to, make, or be committed to make, Capital Expenditures.

8.12        Sale Leasebacks.

The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

8.13        Change of Corporate Name or Location; Change of Fiscal Year.

Except as otherwise expressly provided in Section 8.03(a), no Borrower shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Agent and after Agent’s written acknowledgment (which shall not be unreasonably withheld or delayed) that any action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States.  No Borrower shall change its Fiscal Year.

8.14        Billing, Credit and Collection Policies; Change in Nature of Business.

The Borrowers will not, and will not permit any of their Subsidiaries to, (a) make any change in their respective billing, credit and collection policies, which change would, based upon the facts and circumstances in existence at such time, reasonably be expected to materially adversely affect the collectibility, credit quality or characteristics of the Accounts, or the ability of the Borrowers to perform their obligations, or the ability of the Agent to exercise any of its rights and remedies, hereunder or under any other Loan Document or (b) modify or alter in any material manner the nature and type of business of such Person on the Filing Date or the manner in which such business is conducted, except as required by the Interim DIP Financing Order, the Final DIP Financing Order or any other order of the Bankruptcy Court in connection with the Reorganization Cases that the Agent has consented to.

8.15        Equity Issuances.

No Borrower will, or will permit any Subsidiary to, issue any additional shares of its Capital Stock or other equity interests.

8.16        Hazardous Materials.

No Borrower or its Subsidiaries shall cause or suffer to exist any release of any Hazardous Material on, at, in, under, above, to or from any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Borrower or its Subsidiaries that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Borrower or any other property, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

8.17        [Reserved].

8.18        Compliance with Agreed Budget; Variances; Receipts.

(a)           The Borrowers will not, and will not permit any Subsidiary of any Borrower to, (i) make any payment or incur any obligation that is not provided for in the Agreed Budget (within the Variances and Carry-Forward Amounts permitted by this Agreement) or (ii) permit disbursements made in any week with respect to any line item in the Agreed Budget to exceed (A) the total amount of disbursements budgeted for such line item for such week by more than ten percent (10%) (any such excess amount being referred to herein as a “Variance”) plus (B) any Carry-Forward Amounts; provided, however, that in no event shall any Variance be carried forward to a subsequent one-week budget period.  Unused amounts set forth in the Agreed Budget for any line item may be carried forward and used to fund such line item during subsequent one-week Agreed Budget periods (such unused amounts, the “Carry-Forward Amounts”).

(b)           As of the end of the second week following the Closing Date and each week thereafter, the Borrowers shall not permit cash receipts for the period from the Filing Date through the end of such week (the “Testing Period”) to be less than ninety percent (90%) of the cash receipts set forth in the Agreed Budget for such Testing Period.

8.19        Chapter 11 Claims.

No Borrower shall incur, create, assume, suffer to exist or permit any administrative expense, unsecured claim, or other Super-Priority Claim or Lien which is pari passu with or senior to the claims or Liens, as the case may be, of the Agent and the Lenders against any Borrower hereunder, or apply to the Bankruptcy Court for authority so to do, except for Agreed Senior Liens, the Carve-Out Expenses and the Super-Priority Claim of the Pre-Petition Senior Agent.

8.20        Revision of Orders; Applications to Bankruptcy Court.

(a)           No Borrower shall at any time seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim DIP Financing Order or the Final DIP Financing Order except for any modifications and amendments agreed to in writing by Agent.

(b)           No Borrower shall at any time apply to the Bankruptcy Court for authority to take any action prohibited by Article VIII (except to the extent such application and the taking of such action is conditioned upon the receiving the written consent of the Agent and the Lenders).

8.21        Use of Proceeds.

No proceeds of the Collateral or the Loans will be used by any Borrower or any other Person (including, without limitation, any statutory committee appointed in the Reorganization Cases) to object to or contest in any manner, or raise any defenses to, the validity, extent, perfection, priority or enforceability of the Obligations, the Pre-Petition Senior Obligations or the Pre-Petition Second Lien Obligations or any Liens with respect thereto or any of the rights or interests of the Agent, the Lenders, the Pre-Petition Senior Agent, the Pre-Petition Senior Lenders, the Pre-Petition Second Lien Agent or the Pre-Petition Second Lien Lenders (whether granted pursuant to the Pre-Petition Loan Agreements or this Agreement), or to assert any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code, against the Agent, the Lenders, the Pre-Petition Senior Agent, the Pre-Petition Senior Lenders, the Pre-Petition Second Lien Agent or the Pre-Petition Second Lien Lenders (whether such claims relate to the Pre-Petition Loan Agreements or this Agreement).

8.22        Use of Cash Collateral.

No Borrower shall at any time use or seek to use the cash collateral of Agent, any Lender, Pre-Petition Senior Agent, any Pre-Petition Senior Lender, Pre-Petition Second Lien Agent or any Pre-Petition Second Lien Lender without the consent of the party whose cash collateral is used or sought to be used, which consent may be withheld in the sole and absolute discretion of such party.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.

If any of the following Events of Default shall occur and be continuing:

(a)           the Borrowers shall fail to pay any Principal, interest, fee, indemnity or other amount payable under this Agreement or any other Loan Document with respect to any Note when due (whether by scheduled maturity, required repayment, acceleration or otherwise);

(b)           any representation or warranty made or deemed made by or on behalf of any Borrower or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c)           any Borrower shall fail to perform or comply with any covenant or agreement contained in Sections 7.01, 7.02(a), 7.03 (with respect to a Borrower’s existence), 7.06, 7.08,  7.09, 7.16, 7.17, 7.18, 7.19 or Article VIII;

(d)           any Borrower shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for (i) five (5) days if such breach relates to terms or provisions set forth in Sections 7.02 (other than clause (a) thereof), 7.05, 7.10, 7.12, 7.13 or 7.15 or (ii) three (3) days after the earlier of the date a senior officer of any Borrower becomes aware of such failure and the date written notice of such default shall have been given by Agent to Borrowers;

(e)           (i)           Other than as a result of, or in connection with, the Reorganization Cases, any Borrower or any other Borrower fails to observe or perform any other agreement or condition relating to any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded;

(ii)           The Borrowers or any other Borrower shall default in the payment when due, or in the performance or observance, of any material obligation or material condition of any Contractual Obligation arising after the Filing Date, the result of which could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Borrowers or any such Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Borrowers or any such Borrower to the extent required by GAAP; or

(f)           any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Borrower intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto (other than Agent or any Lender), or a proceeding shall be commenced by any Borrower or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(g)           one or more judgments or orders for the payment of money exceeding $100,000 in the aggregate shall be rendered as to any obligation arising after the Filing Date against any Borrower or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof subject to standard and customary deductibles and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

(h)           (i) a Lien shall have arisen under the terms of ERISA or the Code with respect to any Plan, or (ii) an ERISA Event or unfunded liability arising under a Non-U.S. Plan in an amount exceeding $100,000 shall have occurred;

(i)           any Collateral Document shall for any reason fail to create a valid and perfected security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or this Agreement, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Borrower shall fail to comply with any of the terms or provisions of any Collateral Document;

(j)           Any material provision of the Interim DIP Financing Order, the Final DIP Financing Order, this Agreement or any other Loan Document shall for any reason cease to be valid or binding or enforceable against any of the Borrowers, or any of the Borrowers shall so state in writing; or any of the Borrowers shall commence or join in any legal proceeding to contest in any manner that the Interim DIP Financing Order, the Final DIP Financing Order, this Agreement or any other Loan Document constitutes a valid and enforceable agreement or any of the Borrowers shall commence or join in any legal proceeding to assert that it has no further obligation or liability under the Interim DIP Financing Order, the Final DIP Financing Order, this Agreement or any other Loan Document;

(k)           any Borrower or any director or senior officer of any Borrower is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Borrowers’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral;

(l)           an uninsured loss occurs with respect to any portion of the Collateral, which loss would reasonably be expected to have a Material Adverse Effect or (ii) any other event or change shall occur after the Filing Date that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

(m)          the subordination provisions of any agreement or instrument governing any Indebtedness that is subordinated to the Obligations or the Pre-Petition Senior Obligations are for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof, of the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by the Loan Documents or such subordination provisions;

(n)           the Chief Restructuring Officer or the Financial Advisor cease to be retained or employed by the Borrowers or the Chief Restructuring Officer ceases to have the authority described in the definition of Chief Restructuring Officer;

(o)           (i) An order shall be entered by the Bankruptcy Court confirming a Plan of Reorganization in the Reorganization Cases which does not (x) contain a provision for termination of all of the Lenders’ Revolving Commitments and payment in full of all Obligations on the date of effectiveness of such plan and in each case in a manner satisfactory to the Agent and the Lenders on or before the effective date of such plan and (y) provide for the continuation of the Liens and priorities in favor of the Agent and the Lenders until such effective date or (ii) any Borrower (or by any party with the support of any of the Borrowers) shall have filed such a Plan of Reorganization in the Reorganization Cases; or

(p)           An order with respect to any of the Reorganization Cases shall be entered by the Bankruptcy Court (i) to revoke, reverse, stay, vacate or rescind any provision of any Financing Order, (ii) to modify, supplement or amend any provision of any Financing Order without the consent of the Agent and the Lenders or (iii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Borrowers, equal or superior to the priority of the Lenders in respect of the Obligations, except for the Carve-Out Expenses and the Super-Priority Claim of the Pre-Petition Senior Agent, or (iv) to grant or permit the grant of a Lien on the Collateral (other than the Agreed Senior Liens) or (v) dismissing any of the Reorganization Cases which order does not contain a provision for termination of all of the Lenders’ Revolving Commitments and payment in full in cash of all Obligations in a manner satisfactory to the Agent upon such dismissal; or

(q)           any of the Borrowers shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising prior to the Filing Date other than those payments in respect of “adequate protection obligations” permitted pursuant to the terms of the Financing Orders and payments authorized by the Bankruptcy Court in respect of (x) any such payments required or permitted in the “First Day Orders” reasonably satisfactory to the Agent and (y) accrued payroll and related expenses as of the Filing Date as described in and provided for in the Agreed Budget;

(r)           any of the Reorganization Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or any Borrower shall file or support any application for the approval of, or there shall arise, any other claim which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code;

(s)           the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder of any security interest in, or judgment creditor against, any assets of any Borrower (other than the Agent for and on behalf of the Lenders) which allows such holder or judgment creditor to execute upon or enforce a lien on the Collateral or enforce a judgment against any Borrower or approving any settlement or other stipulation with any creditor of any Borrower (other than the Agent or the Lenders), providing payments to such holder or creditor, upon the payment of such judgment or the sale of such Collateral, aggregating in excess of $50,000 prior to the effectiveness of a Plan of Reorganization for such Borrower;

(t)           an order of the Bankruptcy Court shall be entered in any of the Reorganization Cases appointing, or any Borrower shall file an application for an order with respect to any Reorganization Case seeking the appointment of, (i) a trustee under section 1104 of the Bankruptcy Code or (ii) an examiner with enlarged powers (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;

(u)           any default of a Borrower shall occur under any cash collateral order;

(v)           the Final DIP Financing Order, in a form reasonably satisfactory to the Agent and the Lenders and containing the provisions outlined in Section 5.02(g) and the form of order attached as Exhibit G, shall not have been entered by the Bankruptcy Court on or prior to the Interim Facility Maturity Date;

(w)           this Agreement, the Financing Orders or any security agreement, any pledge agreement, any mortgage or any other security document related to this Agreement or the Financing Orders after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Agent for the benefit of the Agent and the Lenders on any Collateral purported to be covered thereby;

(x)           an order shall be entered by the Bankruptcy Court, without the consent of the Agent and the Lenders, extending the exclusive period provided by Section 1121(b) of the Bankruptcy Code for the Borrowers to file a Plan of Reorganization;

(y)           any Borrower voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated, or, except in connection with the Plan of Reorganization, files a motion with the Bankruptcy Court seeking authorization to dissolve or liquidate;

(z)           any Borrower fails or neglects to comply with any provision of the Final DIP Financing Order or the Interim DIP Financing Order, as applicable;

(aa)        any of the Borrowers shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Borrower or by oral argument) any other Person’s motion to, (1) disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document, (2) disallow in whole or in part any of the Indebtedness owed by the Borrowers under the Pre-Petition Loan Agreements or any other “Loan Document” (as defined in the Pre-Petition Loan Agreements), (3) challenge the validity and enforceability of the Liens or security interests granted or confirmed herein or in the Interim DIP Financing Order or the Final DIP Financing Order in favor of the Agent and the Lenders or (5) challenge the validity and enforceability of the Liens or security interests in favor of the Pre-Petition Agents and the Pre-Petition Lenders; or

(bb)        (i) any of the Borrowers shall cease to have the exclusive right pursuant to Section 1121 of the Bankruptcy Code to file a Plan of Reorganization, (ii) an order shall have been entered modifying the adequate protection obligations granted in any Financing Order with the prior written consent of the Agent, or (iii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Agent or any of the Lenders of any amounts received in respect of the Obligations.

9.02           Remedies.

(a)           Notwithstanding the provisions of Section 362 of the Bankruptcy Code, but subject to the Financing Orders, if any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions without further order of or application to the Bankruptcy Court:

(i)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)         set-off against any outstanding Obligations amounts held for the account of the Borrowers as cash collateral or in the accounts of any Borrower maintained by or with the Agent, any Lender or their respective Affiliates;

(iv)         take any other action or exercise on behalf of itself and the Lenders any other right and remedy available to it and the Lenders under the Loan Documents or otherwise available at law or in equity;

provided, that with respect to items (iii) and (iv) above, the Agent shall provide the Borrowers (with a copy to counsel for any official unsecured creditors’ committee appointed in the Reorganization  Cases (or to the Borrowers’ twenty (20) largest creditors in the event no such committee has been appointed or is in existence) and the United States Trustee for the District of Delaware with five (5) Business Days’ prior written notice; and provided, further, that upon receipt of the notice referred to in the immediately preceding clause, the Borrowers may continue to make ordinary course disbursements from such accounts referred to in (iii) above to the extent and at the times set forth in the Agreed Budget, but may not withdraw or disburse any other amounts from such account (in any hearing after the giving effect of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing).

(b)           Upon the occurrence and during the continuance of an Event of Default, the automatic stay arising pursuant to Bankruptcy Code Section 362 shall be vacated and terminated in accordance with the Interim DIP Financing Order or the Final DIP Financing Order, as applicable, so as to permit the Agent and the Lenders full exercise of all of their rights and remedies based on the occurrence of an Event of Default, including, without limitation, all of their rights and remedies with respect to the Collateral.  With respect to the Agent’s and Lenders’ exercise of their rights and remedies, the Borrowers agree and warrant as follows:

(i)           the Borrowers waive and, release, and shall be enjoined from attempting to contest, delay, or otherwise dispute the exercise by the Agent and the Lenders of their rights and remedies before the Bankruptcy Court or otherwise; except only as expressly stated in clause (ii) of this subsection; and

(ii)           when the Agent or the Lenders seek to enforce their rights and remedies based on an Event of Default, and if any Borrower disputes that an Event of Default has occurred, the Borrowers or any official unsecured creditors’ committee appointed in the Reorganization  Cases will be entitled to file an emergency motion with the Bankruptcy Court disputing whether an Event of Default has occurred.  Unless otherwise agreed in writing by Agent, any such motion shall be heard within five (5) Business Days after it is filed, subject to the availability of the Bankruptcy Court.  At the hearing on the emergency motion, the only issue that will be heard by the Bankruptcy Court will be whether an Event of Default has occurred and has not been cured, and, if an Event of Default has occurred and has not been cured, the Agent and the Lenders will be entitled to continue to exercise all of their rights and remedies without the necessity of any further notice or order.  Furthermore, nothing herein shall be construed to impose or reimpose any stay or injunction of any kind against the Agent or the Lenders.

9.03        Rescission of Acceleration.

The provisions of Section 9.01 are subject to the condition that if the Principal of and accrued interest on the Loans have been declared immediately due and payable by reason of the occurrence of any Event of Default described in Section 9.01(e)(ii), the Required Lenders may, by written instrument filed with the Borrowers, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a)           no judgment or decree has been entered for the payment of any monies due pursuant to this Agreement;

(b)           all arrears of interest and Principal upon all the Loans and all other sums payable under this Agreement shall have been duly paid, unless the same specifically has been waived in writing by the Required Lenders; and

(c)           each and every other Event of Default shall have been cured or waived;

and provided further that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.

ARTICLE X.
MISCELLANEOUS

As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:

10.01      Entire Agreement.

This Agreement, the Loan Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein and supersede all previous agreements and understandings among them concerning such matters.

10.02      Reimbursement of Expenses.

The Borrowers will pay no later than five (5) Business Days after receipt of an invoice therefor, all costs and expenses incurred by or on behalf of the Agent, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Agent, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.11), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agent’s or any of the Lenders’ rights under this Agreement or the other Loan Documents or the Pre-Petition Senior Credit Agreement, (d) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent’s or the Lenders’ claims against any Borrower, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document or the Pre-Petition Senior Credit Agreement, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document or the Pre-Petition Senior Credit Agreement, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document or the Pre-Petition Senior Credit Agreement, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document or the Pre-Petition Senior Credit Agreement, (i) any attempt to collect from any Borrower, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Borrower involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Borrower, or (l) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing.  The Borrowers agrees that the fees and costs of counsel, consultants and advisors to the Agent and Lenders may be paid directly by the Agent on behalf of the Borrowers, with any such payments to be deemed to be Loans under this Agreement.

10.03      Survival of Agreements and Representations and Warranties.

All agreements, representations and warranties contained herein or made in writing by the Borrowers (x) shall be considered to have been relied upon by the Lenders, (y) shall survive the execution and delivery of this Agreement and payment of the Loans or termination of this Agreement and may be relied upon by any subsequent Lenders, regardless of any investigation made at any time by or on behalf of the Lenders and (z) shall continue in full force and effect until the repayment in full of the Obligations (it being understood and agreed that indemnification obligations shall specifically survive the repayment of the Obligations).

10.04      No Waiver.

No delay by or on behalf of the Lenders in exercising any rights conferred hereunder, and no course of dealing between the Lenders and the Borrowers shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

10.05      Binding Effect; Participations.

All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that each of the Borrowers may not assign or transfer any of its respective rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Lenders.

10.06      [Reserved].

10.07      Cumulative Powers.

No remedy herein conferred upon the Lenders is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

10.08      [Reserved].

10.09      Communications.

All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile, electronic mail or registered or certified mail, to the Lenders and the Borrowers at their addresses set forth in Schedule 10.10, respectively, or to such other address with respect to any party as such party shall notify the other parties hereto in writing.  Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail except that notices to the Agent shall not be effective until received by the Agent.  Except as otherwise provided for herein, all requests for disclosure or other provision of information to be made or otherwise given by the Borrowers shall be completed no later than ten (10) days following the receipt by the Borrowers of a written request therefor in the manner described in this Section 10.09.

10.10      Notices, Etc.

All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered at the following address:

THE PARENT COMPANY
717 17th Street, Suite 1300
Denver, CO  80202
Attention:  Chief Restructuring Officer
Telecopier:  (303) 226-8650

with a copy to:

PACHULSKI STANG ZIEHL & JONES
10100 Santa Monica Boulevard, 11th Floor
Los Angeles, CA  90067-4100
Attention:  Jeffrey W. Dulberg
Telecopier:  (310) 201-0760

if to the Agent, to such Agent at the following address:

D.E SHAW LAMINAR LENDING 3 (C), L.L.C.
c/o D.E. Shaw & Co., L.P.
120 West 45th Street, 39th Floor
New York, New York  10036
Attention:  Sarah Johnson
Telecopier:  (212) 845-1833
Attention:  Debbie Blank
Telecopier:  (713) 292-5454

with a copy to:

KLEE, TUCHIN, BOGDANOFF & STERN LLP
1999 Avenue of the Stars, 39th Floor
Los Angeles, CA  90067
Attention:  Michael L. Tuchin
Telecopier:  (310) 407-9090

10.11      Transfer of Revolving Commitment and Loans.

(a)           Each Lender may assign to one or more Lenders or Transferees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment and the same portion of the related Loans at the time owing to it); provided, however, that (i) other than in the case of an assignment to an Affiliate of assignor Lender or to another Lender, the Agent must give its prior written consent to such assignment, which consent will not be unreasonably withheld, (ii) the aggregate amount of the Revolving Commitment and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall, unless otherwise agreed to in writing by the Administrative Borrower and the Agent, in no event be less than $200,000 or the remaining portion of such Lender’s Revolving Commitment and/or Loans, if less (or $100,000 in the case of an assignment between Lenders) and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance with blanks appropriately completed, together with a processing and recordation fee of $1,000 (for which the Borrowers shall have no liability).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be within 10 Business Days after the execution thereof (unless otherwise agreed to in writing by the Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms thereto, together with such powers as are reasonably incidental hereof; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)           The Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Administrative Borrower or any Lender at any time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the fee payable in respect thereto, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled and consented to by the Agent (to the extent such consent is required hereunder), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Administrative Borrower (together with a copy thereof).  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.11, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.12.

10.12      Confidentiality; Public Announcements.

(a)           Each Lender shall not make public disclosure of any information designated by the Borrowers in writing as confidential, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Borrowers in connection with the Loans contemplated by this Agreement; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Lender, information obtained from sources other than the Borrowers or information that is or becomes in the public domain other than through the fault of such Lender, nor shall it be construed to prevent such Lender from (i) making any disclosure of any information (A) if required to do so by any requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Lender’s business or that of the Borrowers or their affiliates of such Lender in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) to the extent such Lender or its counsel deems necessary or appropriate to do so to effect or preserve its security for any applicable investment or financing or to enforce any remedy provided herein or in any applicable investment or financing documents or otherwise available by law; or (iii) making, on a confidential basis, such disclosures as such Lender deems necessary or appropriate to such Lender’s Affiliates, legal counsel, accountants (including outside auditors), advisors or other representatives; or (iv) making such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Lender in good faith desires to sell an interest in any applicable investment or financing; provided, however, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to maintain the confidentiality of such disclosures (subject to customary exceptions); or (v) making such disclosures to (x) any bank, financial institution or other funding source and (y) S&P, Moody’s, Fitch and/or other ratings agency, as such Lender reasonably deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such funding source or ratings agency shall be informed of the confidentiality of such information; or (vi) making such disclosures to its investors or potential investors as such Lender reasonably deems necessary or appropriate; provided, however, that such investors or potential investors shall be informed of the confidentiality of such information.  The obligations of the Agent and the Lenders under this Section 10.12(a) shall supersede and replace the obligations of the Agent and the Lender under any confidentiality agreement executed and delivered by the Agent or any Lender prior to the date hereof in respect of this financing.

(b)           The Required Lenders shall have the right to review and approve, such approval not to be unreasonably withheld, any public announcement or public filing made after the Closing Date relating to the Loans, or to the Lenders in any way before any such announcement or filing is announced or filed, provided, however, no review or approval shall be required for any such announcement or filing required to be announced or filed by law.  In addition, the Lenders shall provide the Borrowers an opportunity to review and approve any public announcement issued by the Lenders specifically relating to the Loans, such approval not to be unreasonably withheld or delayed; provided, however, no review or approval shall be required for any such announcement required to be announced by law; provided further, the Lenders shall provide the Borrowers with an advance copy of any regulatory filings or tombstone ads prepared by or on behalf of the Lenders, but shall not be required to obtain approval by the Company.

10.13      Governing Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.

10.14      Headings.

The descriptive Section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

10.15      Multiple Originals.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.16      Amendment or Waiver.

This Agreement may be amended, and the Borrowers may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Borrowers shall obtain the prior written consent of the Required Lenders to such amendment, action or omission to act; provided, however, that, without the prior written consent of all of the Lenders, no such agreement shall (i) decrease or forgive the Principal amount of any Loan, or extend the Maturity Date of any Loan, or decrease the rate of interest or premium on any Loan, or any fees or other amounts payable hereunder, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment or pro rata sharing of payment on or among the Loans, or postpones any date fixed by this Agreement or any other Loan Document for any payment of Principal, interest or premium, (iii) amend the provisions of this Section 10.16, the definition of the term “Required Lenders”, (iv) release any of the Borrowers from their obligations under the Loan Documents or (v) release all of substantially all of the Collateral, except to the extent such Collateral is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, in which case such release may be made by the Agent acting alone as provided in Article XI.

10.17      Waiver of Jury Trial.

THE LENDERS AND THE BORROWERS EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

10.18      Consent to Jurisdiction.

EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT OR, IF THE BANKRUPTCY COURT DOES NOT HAVE OR REFUSES TO EXERCISE JURISDICTION WITH RESPECT THERETO, THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH LOAN PARTY, C/O THE BORROWERS, AT THE BORROWERS’ ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.10.  THE BORROWERS AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.  EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.19      Indemnification; Damage Waiver.

(a)           The Borrowers, jointly and severally, and without limitation as to time, will defend and indemnify the Agent, the Lenders, their Affiliates and each of their respective officers, directors, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Indemnified Party as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by any Borrower herein, (ii) any breach of any covenant, agreement or obligation of any Borrower contained in any of the Loan Documents, (iii) any investigation, litigation or proceeding against a Borrower or any Indemnified Party and arising out of or in connection with this Agreement, any of the Loan Documents, the Interim DIP Financing Order, the Final DIP Financing Order, the Pre-Petition Loan Agreements, any other loan or extension of credit made to a Borrower by an Indemnified Party, any equity ownership in a Borrower held by an Indemnified Party, or otherwise, whether or not the transactions contemplated by this Agreement are consummated, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly a result of such Indemnified Party’s gross negligence or willful misconduct.  Each Borrower agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.  Each Indemnified Party agrees to reimburse the Borrowers for any payments made by the Borrowers to such Indemnified Party pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of such Indemnified Party.  The obligations of the Borrowers under this paragraph will survive any transfer of the Loans by the Lenders and the termination of this Agreement, the Interim DIP Financing Order, the Final DIP Financing Order, any Pre-Petition Loan Agreement or any other agreement related to the indemnification provided hereunder.  In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Borrowers will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Borrowers and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.

(b)           If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Borrowers with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Borrowers shall not relieve the Borrowers from their obligations hereunder except to the extent the Borrowers are prejudiced thereby.  The Borrowers shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses.  The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Borrowers have failed to assume the defense and employ counsel as provided herein, (ii) the Borrowers have agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or a Borrower and representation of both such Borrowers and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties.  In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Borrowers shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Borrowers shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties.  The Borrowers shall be liable only for settlement of any claim against an Indemnified Party made with the Borrowers’ written consent.

(c)           To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim or cause of action against any Indemnified Party, on any theory of liability, arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Interim DIP Financing Order or the Final DIP Financing Order, any agreement or instrument contemplated hereby, the Pre-Petition Loan Agreements, any other loan or extension of credit made to a Borrower by an Indemnified Party, any equity ownership in a Borrower held by an Indemnified Party, the transactions contemplated hereby or thereby, the use of the Loan proceeds, or otherwise, including all claims and causes of action (i) for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), (ii) for preference, fraudulent conveyance or other claims arising under the Bankruptcy Code, (iii) regarding the validity, priority, perfection or avoidability of the secured claims of the Agent and the Lenders or the Pre-Petition Agents and the Pre-Petition Lenders and (iv) under or with respect to either Pre-Petition Loan Agreement (or related loan documents) or any other financing arrangement entered into or contemplated prior to the Filing Date.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.20      Regulatory Requirements.

In the event of any determination by any Lender that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), such Lender is effectively restricted or prohibited from making or maintaining any Loans, or otherwise realizing upon or receiving the benefits intended hereunder or under the other Loan Documents, the Borrowers shall, and shall cause their Subsidiaries, to take such action as such Lenders and the Borrowers shall jointly agree in good faith to be reasonably necessary to permit such Lenders to comply with such Regulatory Requirement.  The reasonable costs of taking such action shall be borne by the Borrowers.

10.21      Patriot Act Notice.

Each Lender (for itself and not on behalf of any Lender) hereby notifies each of the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each of the Borrowers and other information that will allow such Lender, as applicable, to identify each Borrower in accordance with the Patriot Act.

10.22      Intercompany Indebtedness.

Each Borrower hereby agrees that any Indebtedness of any other Borrower now or hereafter owing to such Borrower, whether heretofore, now or hereafter created (the “Borrower Subordinated Debt”), is hereby subordinated to all of the Obligations and that the Borrower Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Agreement is terminated and of no further force or effect, provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby and such Indebtedness is expressly permitted hereunder, the Borrowers may make and receive such payments in respect of Borrower Subordinated Debt as shall be customary in the ordinary course of the Borrowers’ business.  No Borrower shall accept any payment of or on account of any Borrower Subordinated Debt at any time in contravention of the foregoing.  Each payment on the Borrower Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Borrower as trustee for the Lenders and shall be paid over to the Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Borrower’s liability hereunder.  Each Borrower agrees to file all claims against the Borrower from whom the Borrower Subordinated Debt is owing in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Borrower Subordinated Debt, and the Agent shall be entitled to all of such Borrower’s rights thereunder.  If for any reason a Borrower fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Borrower hereby irrevocably appoints the Agent as its true and lawful attorney-in-fact, and the Agent is hereby authorized to act as attorney-in-fact in such Borrower’s name to file such claim or, in the Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Agent or its nominee.  In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Borrower hereby assigns to the Agent all of such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled.  If the amount so paid is greater than such Borrower’s liability hereunder, the Agent shall pay the excess amount to the party entitled thereto.  In addition, each Borrower hereby irrevocably appoints the Agent as its attorney-in-fact to exercise all of such Borrower’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Borrower from whom the Borrower Subordinated Debt is owing.

ARTICLE XI.
AGENCY PROVISIONS

11.01      Appointment.

Each of the Lenders hereby irrevocably designates and appoints D.E. Shaw as the Agent of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and D.E. Shaw hereby accepts such appointment) and each such Lender irrevocably authorizes D.E. Shaw to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.  Any reference to the Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Lender.

11.02      Delegation of Duties.

The Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

11.03      Exculpatory Provisions.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of their Subsidiaries or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrowers or any of their Subsidiaries to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the properties, books or records of the Borrowers or any of their Subsidiaries.

11.04      Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent shall be entitled to treat and deal with the Lenders, and shall not be required to recognize any other Person as the holder of a Loan, unless and until the Agent has received an Assignment and Acceptance executed by such Lender and the Transferee.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.

11.05      Notices of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Loan Document unless it has received notice of such Event of Default in accordance with the terms of hereof or thereof or notice from a Lender or the Borrowers referring to this Agreement or the other Loan Documents, describing such Event of Default and stating that such notice is a “notice of default.”  In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

11.06      Non-Reliance on the Agent and Other Lenders.

Each of the Lenders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each of the Lenders, represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers or any of their Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates.

11.07      Indemnification.

Each of the Lenders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent’s gross negligence or willful misconduct.  The agreements in this Section 11.07 shall survive the payment of the Obligations and the termination of this Agreement and the other Loan Documents.

11.08      The Agent in Its Individual Capacity.

The Agent and its respective subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not a Agent hereunder.  With respect to any Loan made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not a Agent, and the term “Lenders” shall include the Agent in its individual capacity.

11.09      Resignation of the Agent; Successor Agent.

The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrowers and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder.  Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrowers (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrowers or have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent reasonably acceptable to the Borrowers (so long as no Default or Event of Default has occurred and is continuing).  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.09 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

11.10      Reimbursement by Lenders.

To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.02 or Section 10.18 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.  For the purposes of this Section 10.10, the “applicable percentage” of a Lender shall be the percentage of the total aggregate principal amount of the Loans made by such Lender at such time.

11.11      Agent May File Proofs of Claim

The Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered:

(i)           to file one or more proofs of claim (including, but not limited to, secured and administrative claims) for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 4.10 and 10.02) allowed in the Reorganization Cases or other applicable proceedings; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any trustee, custodian, receiver, assignee, liquidator, sequestrator or other similar official in the Reorganization Cases or any other proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.10 and 10.02.

11.12      Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Agent, at its option and in its discretion,

(i)           to release any Lien on any Property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations outstanding under the Loan Documents (other than contingent indemnification obligations), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.16, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)           to subordinate any Lien on any Property granted to or held by the Agent under any Loan Document to the holder of any Lien on such Property that is permitted by clause (i) of the definition of Permitted Encumbrances.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	eTOYS DIRECT 1, LLC
By: eToys Direct, Inc.,
its Managing Member

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	CEO

THE PARENT COMPANY

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	CEO

BABYUNIVERSE, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	CEO

eTOYS DIRECT, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	CEO

POSHTOTS, INC.

	By:	/s/ Michael Wagner
	Name:	Michael Wagner
	Title:	CEO

[SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

DREAMTIME BABY, INC.

By:	/s/ Michael Wagner
Name:	Michael Wagner
Title:	CEO

MY TWINN, INC.

By:	/s/ Michael Wagner
Name:	Michael Wagner
Title:	CEO

eTOYS DIRECT 2, LLC
By: eToys Direct, Inc.,
its Managing Member

By:	/s/ Michael Wagner
Name:	Michael Wagner
Title:	CEO

eTOYS DIRECT 3, LLC
By: eToys Direct, Inc.,
its Managing Member

By:	/s/ Michael Wagner
Name:	Michael Wagner
Title:	CEO

GIFT ACQUISITION, L.L.C.

By: eToys Direct, Inc.,
its Managing Member

By:	/s/ Michael Wagner
Name:	Michael Wagner
Title:	CEO

[SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

AGENT:	D. E. SHAW LAMINAR LENDING 3 (C),
L.L.C., in its capacity as Agent

	By:	/s/ Daniel Posner
	Name:	Daniel Posner
	Title:	Authorized Signatory

LENDERS:	D. E. SHAW LAMINAR CAPITAL PORTFOLIOS,
L.L.C., in its capacity as a Lender

	By:	/s/ Daniel Posner
	Name:	Daniel Posner
	Title:	Authorized Signatory

[SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT]